CORPORATE REALTY INCOME FUND I, L.P.
      AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP


     LIMITED PARTNERSHIP AGREEMENT ("Partnership Agreement") entered into as of November 25, 1985, and amended as of February 12, 1986, March 19, 1986, March 26, 1986, March 31, 1986, June 2,
1986, July 3, 1986, August 5, 1986, September 3, 1986, September 15, 1986, October 3, 1986, October 17, 1986, November 14, 1986,
December 15, 1986, January 15, 1987, January 16, 1987, February 13, 1987, March 13, 1987, April 15, 1987, May 15, 1987, June 15, 1987,
July 15, 1987, August 14, 1987, September 15, 1987, October 2, 1987, March 1, 1995, and July 24, 1995 among 1345 Realty Corporation, a Delaware corporation, and Robert F. Gossett, Jr., each as a General Partner, and SB Depositary Corp., a Delaware corporation, as the Assignor Limited Partner, all of whom form a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act, upon the following terms and conditions:

1.   NAME AND PLACE OF BUSINESS

     The name of the Partnership is Corporate Realty Income Fund I, L.P., its registered office in Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 and its registered agent for service of process at that address is The Corporation Trust Company. The Partnership's principal place of business is 1700 Broadway, 34th Floor, New York, New York 10019, or such other place or places as the General Partners may hereafter determine.

2.   DEFINITIONS AND GLOSSARY OF TERMS

     The following terms used in this Agreement shall (unless otherwise expressly provided herein or unless the context otherwise requires) have the following respective meanings:

     "Acquisition Expenses" shall mean expenses including but not limited to legal fees and expenses, travel and communications expenses, costs of appraisals, non-refundable option payments on property not acquired, accounting fees and expenses, title insurance, costs of surveys, transfer taxes, mortgage taxes, recording fees, engineers reports and miscellaneous expenses related to selection and acquisition of properties, whether or not acquired.

     "Acquisition Fees" shall mean the total of all fees and commissions paid by any person to any person, including any Sponsor, in connection with the purchase or development of any Property by the Partnership, whether designated as real estate commission, selection fee, non-recurring management fee, non-recurring start-up fee, development fee (which is defined as a fee for the packaging of a Partnership Property, including negotiating

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and approving plans and undertaking to assist in obtaining zoning and necessary variances and necessary financing for the specific
Property, either initially or at a later date), or any fee of a similar nature, however designated, but not any loan fee
("points").  Acquisition Fees shall not include Acquisition
Expenses.

     "ACRS" shall mean the Accelerated Cost Recovery System provided for in the Code which permits depreciation of real and personal property over predetermined "recovery periods."

     "Adjusted Cash From Operations" shall mean with respect to any period, Cash Flow less any amount set aside for the restoration or creation of reserves.

     "Adjusted Invested Capital" shall mean the Original Invested Capital paid for or attributable to the original purchaser of a Unit reduced by the total of cash distributed with respect to such Unit from Cash From Sales or Refinancings and from reserves released pursuant to Paragraph 3.2 (to the extent such reserves come from Net Proceeds).

     "Affiliate" shall mean: (i) any officer, director, or general partner of a General Partner; (ii) any person, corporation, partnership, trust or other entity controlling, controlled by or under common control with a General Partner or any person described in (i) above; and (iii) any officer, director, or general partner of any person described in (ii) above. For purposes of this definition, the term "control" shall also mean the control or ownership of 10% or more of the outstanding voting securities of the entity referred to.

     "Assignor Limited Partner" shall mean SB Depositary Corp., an affiliate of the Corporate General Partner and the Selling Agent, or its successor, which will acquire and hold up to 3,200,000 Limited Partnership Interests on behalf of those persons who purchase Units, on the basis of one Limited Partnership Interest for each Unit, and will assign to those persons its rights and interest in and under such Limited Partnership Interests.

     "Asset Management Fee" shall mean the fee payable to the General Partners in accordance with Paragraph 9.4.

     "Book Amortization" shall mean, as provided in Paragraph
11.2(c), the amount of amortization as computed for book purposes with respect to a Property which may be greater or less than amortization as computed for tax purposes.



     "Book Depreciation" shall mean, as provided in Paragraph
11.2(c), the amount of depreciation as computed for book purposes with respect to a Property which may be greater or less than depreciation as computed for tax purposes.

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  "Book Disparity" shall mean, as provided in Paragraph 11.2(c), the disparity which may exist when Property is reflected in the capital accounts of the Partners and Unitholders at a fair market value that differs from the adjusted basis of such property.

     "Book Gain" and "Book Loss" shall mean, as provided in Paragraph 11.2(c), the gain or loss computed for book purposes with respect to a Property which may be greater or less than gain or loss as computed for tax purposes.

     "Capital Account Deficiency" shall mean the amount by which Negative Balances exceed minimum gain and capital accounts, if any, defined in Paragraph 11.1.3.

     "Cash From Initial Financing" shall mean the net cash realized by the Partnership during that portion of the term of the Partnership ending two years after the Final Closing Date from (i) the initial financing of any Partnership Property and (ii) the replacement of initial financing with respect to any Partnership Property with permanent financing.

     "Cash Flow" means, with respect to any period, (a) all cash receipts derived from the operation of the Partnership Properties (exclusive of any Cash From Sales or Refinancings or Cash From Initial Financing), plus (b) all cash receipts from Partnership operations (including any interest from temporary investments of the Partnership pursuant to Paragraph 15.2.17 and any cash reserves deemed no longer necessary for Partnership operations by the General Partners) without deduction or amortization, less (c) cash receipts used to pay debt service payments and other operating expenses (including the Asset Management Fee, Property Management Fee and Partnership Management Fee).

     "Cash From Sales or Refinancings" shall mean the net cash received by the Partnership from the Sale or Disposition of any Partnership Property after retirement of applicable mortgage debt and all expenses related to the transaction payable to non-Affiliates, together with the principal amount of, and interest received on, any note taken back by the Partnership upon the sale of a Property; however, Cash From Sales or Refinancings shall not include Cash From Initial Financing or Cash Reserves released pursuant to Paragraph 3.2.

     "Cash Reserves" shall mean that portion of the Gross Proceeds maintained according to the provisions of Paragraph 3.2.

     "Certificate of Limited Partnership Interest" means a
Certificate signed on behalf of the Partnership by a General
Partner evidencing the interest of a Limited Partner, including the Assignor Limited Partner on behalf of the Unitholders, in the Partnership.

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     "Class A Units" shall mean those Units subscribed for,
purchased by and held on the Final Closing Date by taxable investors.

     "Class B/TE Units" shall mean those Units subscribed for, purchased by and held on the Final Closing Date by tax-exempt investors.

     "Class A Depreciation" shall mean the depreciation, approximately 19 ACRS straight line depreciation, allocated to Class A Units.

     "Class B/TE Depreciation" shall mean the depreciation, approximately 40 ACRS straight line depreciation, allocated to Class B/TE Units to the extent that there is a reduction in the Partnership's depreciation deductions as a result of Class B/TE Units being issued.

     "Closing Date" shall mean each date designated by the General Partners on which subscribers for Units are accepted as Unitholders as a result of purchases occurring during the offering period. "Initial Closing Date" shall mean the date on which the first closing for Units sold pursuant to the Prospectus occurs. "Final Closing Date" shall mean the date on which the last closing for Units sold pursuant to the Prospectus occurs. "Additional Closing Date" shall mean each date between the Initial Closing Date and the Final Closing Date on which a closing for Units sold pursuant to the Prospectus occurs.

     "Code" shall mean the Internal Revenue Code of 1954, as amended, or corresponding provisions of subsequent revenue laws.

     "Controlling Person" shall mean any person, regardless of title, who performs executive or senior management functions for the General Partners or Affiliates similar to those of executive management or senior management, and directors, or those holding 5% or more equity interest in the General Partners or Affiliates, or persons having the power to direct or cause the direction of the General Partners or Affiliates through ownership of voting securities, by contract or otherwise. It is not intended that every person who carries a title such as vice president, senior vice president, secretary or treasurer of a General Partner or an Affiliate thereof be considered a Controlling Person.

     "Corporate General Partner" shall mean 1345 Realty
Corporation, a Delaware corporation and an affiliate of the Selling Agent and the Assignor Limited Partner, or any other person, corporation or other entity which succeeds it in such capacity.

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     "Depositary Receipt" shall mean the certificate delivered by the Assignor Limited Partner, registered in the name of a Unitholder or its nominee, evidencing the Unitholder's ownership of Units.

     "Depreciation" means cost recovery deductions and depreciation deductions pursuant to Section 168 or 167 of the Code.

     "Distributable Cash From Operations" shall mean Adjusted Cash From Operations.

     "Distributions" shall mean any cash or other property distributed to Partners arising from their interests in the Partnership, but shall not include any payment to the General
Partners under the provisions of Articles 9 or 10.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     "Expense Allowance" shall mean the accountable expense allowance payable by the Partnership to the Selling Agent pursuant to Paragraph 9.2.

     "Front-End Fees" shall mean fees and expenses paid by any person for any services rendered in connection with and during the Partnership's organization and acquisition stages including
Organization and Offering Expenses, Acquisition Fees and
Acquisition Expenses, and any other similar fees or expenses.

     "General Partners" shall mean 1345 Realty Corporation and
Robert F. Gossett, Jr. and any other person, corporation or other entity which succeeds any of such persons in their respective capacities.

     "Gross Proceeds" shall mean the total proceeds from the sale of Units before deductions for Organization and Offering Expenses.

     "Gross Revenues" shall mean all rent and other revenues from the operation of real property owned by the Partnership other than from security deposits paid by lessees thereof, together with any interest earned on funds held by the Partnership. The term "Gross Revenues" shall not include revenues from Sales or Dispositions of Partnership Properties.

     "Individual General Partner" shall mean Robert F. Gossett,
Jr., a New York resident, or any other person who succeeds him in such capacity.

     "Investment in Properties" shall mean the amount of Gross
Proceeds actually paid or allocated to the purchase, development, construction or improvement of Properties acquired by the

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Partnership (including working capital reserves allocable thereto in an amount of up to three percent of the Gross Proceeds, and other cash payments such as interest and taxes, but excluding
"Front-End Fees").



     "Limited Partners" shall mean the original Limited Partner, the Assignor Limited Partner on behalf of Unitholders, and any other person who is admitted to the Partnership as an additional or substituted Limited Partner. Reference to a "Limited Partner" shall refer to any one of them.

     "Limited Partnership Interest" shall mean the entire ownership interest of the Limited Partners, including the Assignor Limited Partner on behalf of the Unitholders, in the Partnership as evidenced by Certificates of Limited Partnership Interest. Each Limited Partnership Interest represents $25 of Original Invested Capital.

     "Majority Vote" shall mean the affirmative vote of the holders of more than 50% of the total outstanding Limited Partnership
Interests.

     "Minimum Gain" means the amount determined by computing with respect to each nonrecourse liability of the Partnership, the amount of gain (of whatever character), if any, that would be realized by the Partnership if it disposed (in a taxable transaction) of the Partnership Property subject to such liability in full satisfaction thereof, and by then aggregating the amounts so computed.

     "Negative Balance" shall mean the negative capital account balance of a Partner or Unitholder having a negative capital account balance (whether caused by Distributions or by allocations of depreciation, Net Loss, Book Loss, Book Depreciation or items thereof).

     "Negative Balance Ratio" shall mean the proportion which a Partner's or Unitholder's Negative Balance bears to the aggregate
Negative Balance of all Partners and Unitholders.

     "Net Income" or "Net Loss" shall mean the taxable income or taxable loss of the Partnership as determined for federal income tax purposes; provided, however, that Depreciation shall not be included in the foregoing.

     "Net Proceeds" shall mean total Gross Proceeds less
Organization and Offering Expenses paid by the Partnership.

     "Non-Terminating Sale or Refinancing" shall mean a Sale or Disposition of any Partnership Property other than of the last three Properties owned by the Partnership.

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     "Organization and Offering Expenses" shall mean those expenses incurred in connection with the formation, qualification and registration of the Partnership and in marketing, distributing and processing Units, including any selling commissions and discounts under applicable federal and state law, and any other expense actually incurred and directly related to the offering and sale of Units, including such expenses as: (a) fees and expenses paid to attorneys in connection with the offering, (b) registration fees, filing fees and taxes, (c) the costs of qualifying, printing, amending, supplementing, mailing and distributing the Partnership's registration statement and Prospectus, including telephone and telegraphic costs, (d) the costs of qualifying, printing, amending, supplementing, mailing and distributing sales materials used in connection with the issuance of Units, including telephone and telegraphic costs, (e) accounting and legal fees and expenses incurred in connection therewith by the General Partners or their Affiliates and (f) the Expense Allowance.

     "Original Invested Capital" shall mean $25 per Unit or Limited Partnership Interest, which amount shall be attributed to such Unit or Limited Partnership Interest in the hands of a subsequent holder.

     "Partners" shall mean collectively to the General Partners and the Limited Partners including the Assignor Limited Partner, and reference to a "Partner" shall be to any one of the Partners.

     "Partnership" shall mean the limited partnership created under this Agreement.

     "Partnership Act" shall mean the Delaware Revised Uniform
Limited Partnership Act as in effect on the date hereof and as amended from time to time.

     "Partnership Management Fee" shall mean the annual fee equal to a percentage of Adjusted Cash From Operations payable in accordance with Paragraph 9.6.

     "Partnership Nonrecourse Debt" shall mean those liabilities of the Partnership with respect to which none of the Partners has any personal liability.

     "Partnership Properties" or "Properties" shall mean all properties or any interest therein acquired directly or indirectly by the Partnership, and reference to "Partnership Property" or "Property" shall be to any one of them.

     "Priority Return" shall mean the Distributions to Limited
Partners pursuant to Paragraph 11.4.1.

     "Property Management Fee" shall mean the fee for property management services, payable in accordance with Paragraph 9.5.

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     "Prospectus" shall mean the final prospectus relating to the registration of Units as filed with the Securities and Exchange Commission pursuant to Section 424(b) of the Securities Act of 1933, as such prospectus may subsequently be supplemented or amended.

     "Qualified Plans" shall mean qualified pension, profit-sharing and other employee retirement benefit plans and trusts, H.R.10
("Keogh") plans, bank commingled trust funds for such plans and trusts, and individual retirement accounts ("IRAs").

     "Sale or Disposition" shall mean any Partnership transaction (other than the receipt of subscriptions for Units) not in the ordinary course of its business, including, without limitation, sales (including foreclosure sales), refinancings, exchanges or other dispositions of real or personal property, condemnations, recoveries of damage awards and insurance proceeds (other than business or rental interruption insurance proceeds). The disposition of a Partnership Property by transfer back to the seller or an affiliate thereof, whether in the form of a rescission, exchange or resale or pursuant to an option or other similar arrangement entered into at or prior to the time of taking title to the Property shall not, if the proceeds from such transfer back are reinvested in other Property, constitute a Sale or Disposition and shall not result in Cash From Sales or Refinancings.

     "Sponsor" shall mean any person directly or indirectly instrumental in organizing, wholly or in part, the Partnership or who will manage or participate in the management of the Partnership and any Affiliate of such person, but does not include (i) any person whose only relationship with the Partnership or the General Partners is that of an independent property manager whose only compensation from the Partnership is as such, and (ii) wholly independent third parties such as attorneys, accountants, and underwriters whose only compensation from the Partnership is for professional services rendered in connection with the offering of Units or the operations of the Partnership.

     "Subordinated Property Disposition Fee" shall mean the real estate commission payable to the General Partners or their Affiliates under the provisions of Paragraph 9.7.

     "Substantially All of the Assets" shall mean, unless the context otherwise dictates, Properties, the original purchase price of which represents 75% of the original purchase price of all Partnership Properties which are owned as of the end of the most recently completed fiscal quarter.

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     "Selling Agent" shall mean Smith Barney, Harris Upham & Co.,
Incorporated, an affiliate (at the time of the public offering of Units) of the Corporate General Partner and of the Assignor Limited Partner, the selling agent for the public offering of Units.

     "Terminating Sale" shall be as defined in Paragraph
11.10.4(f).

     "Unit" shall mean the beneficial ownership interest of a Unitholder in a Limited Partnership Interest of the Partnership. Each Unit represents the assignment by the Assignor Limited Partner of all of the economic and virtually all of the ownership rights for one Limited Partnership Interest and will be evidenced by a Depositary Receipt.

     "Unitholder" shall mean any person who holds Units evidenced by Depositary Receipts and who is recorded as such by the transfer agent in respect of the Units.


3.   BUSINESS AND PURPOSE

     3.1 Purpose. The nature of the business to be conducted or promoted by the Partnership is to invest in, hold and manage existing income-producing real estate, primarily commercial and industrial properties which are or will be net-leased to others.

     3.2 Reserves. The Partnership shall initially endeavor to maintain Cash Reserves for major repairs, replacements, capital improvements, contingencies, capital improvements, the funding of escrows, costs and expenses of Partnership Properties, and accruals required by mortgagees, for insurance, real estate taxes and related items in an amount equal to at least three percent in the aggregate of the Gross Proceeds applicable to the acquisition of such Properties. Any Cash Reserves used as aforesaid need not be restored, but if restored, shall be restored from cash generated from Partnership Properties. Upon the Sale or Disposition of each Partnership Property, any Cash Reserves for that Property need not be maintained thereafter, but may be applied as Cash Reserves for other Properties.

4.   TERM

     The Partnership commenced on November 25, 1985, and shall continue until December 31, 2010, unless previously terminated in accordance with the provisions of this Agreement.

5.   GENERAL PARTNERS

     5.1 Capital Contributions of General Partners. The Corporate
General Partner has contributed $800 and the Individual General
Partner has contributed $200 in cash to the Partnership. At all

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times during the existence of the Partnership, each General Partner shall have a present and continuing interest in Net Income, Net
Loss, Depreciation and Distributions according to the provisions of
Article 11.

     5.2 Capital Accounts. A separate capital account shall be maintained for each General Partner pursuant to Paragraph 11.11 hereof.

     5.3 Deficiencies. In the event that, immediately prior to the dissolution of the Partnership referred to in Paragraph 19.1, the General Partners shall have a deficiency in their capital accounts as determined in accordance with tax accounting principles, then the General Partners shall contribute in cash to the capital of the Partnership an amount equal to the lesser of (a) the deficiency in the General Partners' capital accounts or (b) the excess of 1.01% of the total Original Contributions over the total capital contributions of the General Partners.

6.   LIMITED PARTNERS

     6.1 Original Limited Partner. The original Limited Partner contributed the sum of $25.00 to the capital of the Partnership and received one Limited Partnership Interest for such contribution. The original Limited Partner withdrew as a Limited Partner on the Initial Closing Date in return for payment of the sum of $25.00.

     6.2 Authorization of Units. The Partnership is authorized to issue and sell not more than 4,000,000 Units representing a corresponding number of Limited Partnership Interests.

     6.3 Capital Accounts. A separate capital account shall be maintained for each Limited Partner and Unitholder, including the Original Limited Partner, pursuant to Paragraph 11.11 hereof.

     6.4 Escrow Account and Transfer of Subscription Funds to Partnership. All subscription funds shall be received by the Partnership in trust, and, commencing on the effective date of the Prospectus and continuing until the minimum proceeds are received, shall be deposited in an escrow account in any of the branches of Chemical Bank, New York, New York or in any other financial institution permitted under Rule 15c2-4 under the Securities Exchange Act of 1934 and designated by the General Partners as escrow holder for the subscription funds. Upon the sale of $10,000,000 in Units to a minimum of 100 purchasers the escrow agent shall release such funds to the Assignor Limited Partner which shall immediately transmit such funds to the Partnership. Investors shall be admitted to the Partnership as Unitholders within 15 days after release of funds to the Partnership (as to the first admission) and thereafter, on a monthly basis subject to the acceptance by the General Partners of such persons as Unitholders which may be conditioned upon, among other things, such acceptance

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not resulting in a determination that the assets of the Partnership would constitute "plan assets" for purposes of ERISA. Any interest earned on subscription funds during the period they are held in escrow prior to the Initial Closing Date shall be paid to the subscribers and any interest earned on subscription funds during any period after the Initial Closing Date shall be paid to the Partnership. If the $10,000,000 minimum is not obtained on or before six months from the date of the Prospectus, all monies held in escrow shall be returned to subscribers with any interest (subject to back-up withholding and the payment of escrow expenses) earned thereon.

7.   STATUS OF LIMITED PARTNERS AND UNITHOLDERS

     7.1 General Limitation on Liability. Limited Partners and Unitholders shall not be bound by, or be personally liable for, the expenses, liabilities or obligations of the Partnership in excess of their Original Invested Capital, and no Limited Partner or Unitholder shall be required to lend funds to the Partnership, or to make any further capital contribution after his Original Invested Capital.

     7.2 Certain Liabilities of Limited Partners and Unitholders. Under state law, it is possible that a Limited Partner or Unitholder may be liable to the Partnership to the extent of a previous Distribution made to him if the Partnership does not have sufficient assets to discharge its liabilities. Notwithstanding the definition of Adjusted Invested Capital, it is the intent of the General Partners that no Distribution to any Limited Partner or Unitholder of Distributable Cash From Operations pursuant to Paragraph 11.3 or Cash From Sales or Refinancings pursuant to Paragraph 11.4 shall be deemed a return or withdrawal of capital, even if such Distribution represents, for federal income tax purposes, or otherwise (in full or in part) a distribution of depreciation or any other noncash item accounted for as a loss or deduction from or offset to the Partnership's income, and no Limited Partner or Unitholder shall be obligated to pay any such amount to or for the account of the Partnership or any creditor of the Partnership; however, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Limited Partner or Unitholder is obligated to make any such payment, such obligation shall be the obligation of such Limited Partner or Unitholder and not of the General Partners or the Assignor Limited Partner.

8.   STATUS OF UNITS AND LIMITED PARTNERSHIP INTERESTS

     Each Unit and Limited Partnership Interest shall be fully paid and nonassessable.

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9.   COMPENSATION TO GENERAL PARTNERS AND THEIR AFFILIATES

     9.1 Limitations on Compensation.

     9.1.1 Other than Distributions specified in Article 11 herein, the General Partners and their Affiliates shall receive compensation from the Partnership only as specified in Articles 9 and 10 of this Agreement.

     9.1.2 No Acquisition Fee shall be paid by the Partnership to any General Partner or any Affiliate thereof, nor shall any General Partner or any Affiliate thereof receive a fee, commission, or other benefit from any person, upon any reinvestment of Cash From Sales or Refinancings of Partnership Properties.

     9.1.3 Except as set forth in this Article 9, no other real estate commission, property purchase fee, finder's fee or other compensation shall be paid or payable by the Partnership to the General Partners or to any other person in connection with the acquisition of specific Properties.

     9.2 Unit Distribution Compensation. The Selling Agent shall be entitled to receive from the Partnership (acting as agent for the Unitholders) (i) a selling commission of 6% (subject to volume discounts, if any) of the product obtained by multiplying $25 by the number of Units sold in the offering, of which up to the full 6% may be reavowed to registered broker-dealers who sell Units in the offering, and (ii) an Expense Allowance in an amount which shall not exceed 1/2% of the Gross Proceeds which is to be applied toward due diligence expenses. If the General Partners or their Affiliates effect the resale of any Limited Partnership Interest or Unit on behalf of a Limited Partner or Unitholder, respectively, they shall be entitled to receive reasonable resale commissions in connection therewith.

     9.3 Acquisition Fees. Subject to the limitations contained in Paragraph 9.1, the General Partners or their Affiliates shall receive an Acquisition Fee not greater than 2% of the cost of the Property purchased through the services of the General Partners or their Affiliates, which fee shall be paid by the sellers of the Partnership Properties acquired. To the extent that all or a portion of the services entitling a person to an Acquisition Fee are rendered by persons other than the General Partners or their Affiliates, with respect to the acquisition of any Partnership Property, all or such portion of the Acquisition Fee with respect to such Partnership Property shall be paid to such non-Affiliate. Any earned Acquisition Fees shall be payable at the close of escrow with respect to purchases of any Property, or, if there is no escrow, at the time legal title to such Property is transferred to the Partnership.

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     9.4 Asset Management Fee.  The General Partners shall be
entitled to an Asset Management Fee payable quarterly which shall be equal to 0.5% per annum of the amount of Net Proceeds (other than any amount set aside as Cash Reserves pursuant to Paragraph 3.2) not invested in Properties, with such Asset Management Fee to be earned commencing on the Initial Closing Date.

     9.5 Property Management Fee. The General Partners or their Affiliates shall be entitled to a Property Management Fee for services in providing continuing professional property management or supervision of professional property managers of the Partnership Properties. Such fees shall be paid quarterly and shall be equal to the following: (a) in the case of industrial and commercial property which is leased on a long-term (ten or more years) net (or similar) basis, 1% of annual Gross Revenues, or (b) in the case of industrial and commercial property other than as provided in (a) above, the maximum fee shall be 6% of annual Gross Revenues where the General Partners or their Affiliates perform leasing, re-leasing and related leasing services, or 3% of annual Gross Revenues where the General Partners or their Affiliates do not perform any such services; provided, however, that the fee payable hereunder shall not exceed the competitive rate charged by others rendering similar services in the same geographical area. If a lease on a property described in (a) above is terminated for any reason and the General Partners or their Affiliates perform leasing, re-leasing or leasing related services, they shall be entitled to a leasing fee of 3% of Gross Revenues on each replacement lease during a period of five years from the commencement date of the replacement lease. The Property Management Fee shall be paid as compensation for the services of the General Partners or their Affiliates in overall management of the Partnership Properties, including, but not limited to: (i) review of the maintenance, repair, remodeling and refurbishing of all Partnership Properties; (ii) preparation and review of rental schedules and recommendations with respect to changes thereto;
(iii) employment and supervision of on-site property managers together with the establishment of procedures and preparation of operational manuals regarding the management of Partnership Properties; (iv) preparation and review of rental surveys; (v) review of historical performance and variation analyses and preparation and review of projected performance and variation analyses; (vi) review of leases, management agreements and maintenance agreements; (vii) review of replacement reserves and working capital and recommendations with respect to changes thereto; (viii) review of regional economic surveys; (ix) preparation and review of budgets and cash flow projections for each project and the Partnership as a whole over the term of the Partnership; (x) periodic physical inspections and market surveys;
(xi) determination and implementation of capital improvements;
(xii) continuing review to determine when Properties should be sold and acceptable terms of sale; (xiii) initiation of any necessary litigation; and (xiv) maintenance of books and records of the

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Partnership Properties. For purposes of calculating the maximum
Property Management Fee, fees paid to unaffiliated third parties for property management services shall be included.

     9.6 Partnership Management Fee. As compensation for services rendered in managing the affairs of the Partnership, the General Partners shall be entitled to receive a Partnership Management Fee, payable quarterly, equal to 7% of Adjusted Cash From Operations.

     9.7 Subordinated Property Disposition Fee. The Partnership shall pay for property disposition services to all persons or entities involved in the sale of Partnership Properties, property disposition fees which are reasonable, customary and competitive, taking into consideration the size, type and location of the Property ("Competitive Fee"), which shall not in the aggregate exceed 6% of the gross sales price of the Property; however, as to the General Partners and their Affiliates such fees shall be paid only if the General Partners or their Affiliates provide a substantial amount of services in the sales effort, in which case such fees shall not exceed the lesser of (i) a percentage of the gross sales price of a Property equal to one-half of the Competitive Fee, or (ii) up to 1% of the gross sales price of a Property. Such real estate disposition fee shall be payable upon the completion of the sale of each Property; provided, however, the payment thereof to any Affiliate of the General Partners shall be made (a) only after the Partnership has distributed to Limited Partners and Unitholders the Priority Return and (b) before any other Distribution is made of Cash From Sales or Refinancings. Except as set forth in the first sentence of this Paragraph 9.7, there is neither limitation nor subordination as to any property disposition fee paid only to non-Affiliates of the General Partners.

     9.8 Payment Upon Removal. Should a General Partner be removed as a General Partner of the Partnership according to the provisions of Article 17, any portion of the Acquisition Fee, Asset Management Fee, Property Management Fee, Partnership Management Fee and Subordinated Property Disposition Fee or any other fee, commission or interest which is then accrued and due, but not yet paid, or which would have become due and payable subsequent to the date of removal, shall be paid by the Partnership to such General Partner or its Affiliate, as the case may be, at the same time and manner as such fee, commission or interest would have been paid if such General Partner had not been removed; provided, however that the form of payment and the amount of any such fees, commissions, interest and the General Partner's interest in Cash From Sales or Refinancings shall be subject to the provisions set forth in Paragraph 17.4.

10. PARTNERSHIP EXPENSES

     10.1 Reimbursement of Expenses. The General Partners and their Affiliates may be reimbursed by the Partnership for the following
Partnership expenses:

     10.1.1 subject to the limitations thereon set forth in Paragraph 10.2.3, Organization and Offering Expenses;

     10.1.2 the actual cost of goods and materials used for or by the Partnership and obtained from entities unaffiliated with the Sponsor; and

     10.1.3 administrative services necessary to the prudent operation of the Partnership, provided that such reimbursement will be at the lesser of (a) the actual cost to the General Partners or their Affiliates, or (b) 90% of the competitive price which would be charged by unaffiliated persons for comparable administrative services in the same geographical location.

     10.2 The General Partners and their Affiliates shall not be reimbursed by the Partnership for the following expenses:

     10.2.1 services for which the General Partner or Affiliates are entitled to compensation in the form of a separate fee pursuant to Article 9 hereof;

     10.2.2 rent, depreciation, utilities or other administrative items generally constituting a General Partner's overhead;

     10.2.3 Organization and Offering Expenses (excluding selling commissions) in excess of four percent of the Gross Proceeds, payment of any such excess to be the obligation of the Corporate
General Partner, which hereby agrees to pay the same; or

     10.2.4 salaries, fringe benefits, travel expenses or other administrative items incurred by or allocated to any Controlling Person of the General Partners or Affiliates; provided, however, that the Partnership may reimburse the General Partners or their Affiliates for the travel expenses of Controlling Persons if such travel expenses are incurred during the property acquisition stage of the Partnership by such Controlling Persons for the evaluation of Properties being considered for acquisition or visits to executives of potential tenants of properties being considered for acquisition to discuss current financial results.

     10.3 Partnership Obligations. Subject to Paragraphs 10.1 and
10.2, the Partnership shall pay all expenses (which expenses shall be billed directly to the Partnership, to the extent deemed advisable by the General Partners in the exercise of their fiduciary duty to the Partnership) of the Partnership which may include, but are not limited to:

     10.3.1 all costs of personnel employed by the Partnership and involved in the business of the Partnership, including persons who may also be employees of the General Partners;

     10.3.2 all costs of borrowed money, taxes and assessments on Partnership Properties and other taxes applicable to the Partnership;

     10.3.3  legal, audit, accounting, brokerage and other fees;

     lO.3.4 printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and recording of documents evidencing ownership of an interest in the Partnership or in connection with the business of the Partnership;

     10.3.5 fees and expenses paid to independent contractors, appraisers, mortgage bankers, brokers and servicers, leasing agents, consultants, on-site managers, real estate brokers, insurance brokers and other agents;

     10.3.6 expenses in connection with the acquisition, disposition, replacement, alteration, repair, remodeling, refurbishment, leasing, initial financing, refinancing and operation of Partnership Properties (including the costs and expenses of foreclosures, insurance premiums, real estate brokerage and leasing commissions and of maintenance of such Property), including Acquisition Expenses;

     10.3.7 the cost of insurance as required in connection with the business of the Partnership;

     10.3.8 expenses of organizing, revising, amending, converting, modifying or terminating the Partnership;

     10.3.9 costs of preparation and dissemination of the sales literature, informational material and documentation relating to potential Sales or Dispositions of Partnership Property;

     10.3.10 costs incurred in connection with any litigation in which the Partnership is involved, as well as in the examination, investigation or other proceedings conducted by any regulatory agency of the Partnership, including legal and accounting fees incurred in connection therewith;

     10.3.11 costs of any computer equipment or services used for or by the Partnership;

     10.3.12 costs of any accounting, statistical or bookkeeping equipment necessary for the maintenance of the books and records of the Partnership; and

     10.3.13 supervision and expenses of professionals retained by the Partnership in connection with any of the foregoing, including, without limitation, attorneys, accountants and appraisers.


11.  ALLOCATION OF INCOME, LOSS AND DISTRIBUTIONS

     11.1 Apportionment of Net Income, Net Loss and Distributions. Except as otherwise provided in this Article 11, Net Income, Net Loss, Depreciation and Distributions of the Partnership allocated to Limited Partners, including the Assignor Limited Partner on behalf of the Unitholders, shall be apportioned as follows:

     11.1.1 except as provided in Paragraph 11.10.4(e), that portion of Net Income, Net Loss, Depreciation and Distributions of the Partnership allocated to one or more Limited Partners as a group with respect to any month shall be apportioned among the Limited Partner to whom such allocations are made in the ratio in which the number of Limited Partnership Interests owned by each Limited Partner on the first day of such month bears to the total number of Limited Partnership Interests owned by all of such Limited Partners as of that date, without regard to capital accounts or the number of days during such month in which a person was a Limited Partner. For purposes of determining the number of days that each Limited Partnership Interest was owned during any month during which any Closing Date occurs, investors who purchase a Limited Partnership Interest from the Partnership on or prior to the 15th day of such month will be treated as having owned the Limited Partnership Interests underlying the Units from the Partnership as of the first day of such month and investors who purchase Limited Partnership Interests after the 15th day will be treated for all purposes as having owned the Limited Partnership Interests underlying the Units as of the first day of the succeeding month. In the case of a proposed assignment of Limited Partnership Interests, the assignment shall be effective from and after the date provided in Paragraph 13.3;

     11.1.2 except as provided in Paragraph 11.10.4(e), that portion of Net Income, Net Loss, Distributions and Depreciation which is apportioned to the account of the Assignor Limited Partner for the benefit of Unitholders shall with respect to any month be apportioned to each Unitholder in the ratio which the number of Units owned by each Unitholder to whom such allocations are made on the first day of the month bears to the total number of Units owned by all such Unitholders on such date, without regard to capital accounts or the number of days during such month in which a person was a Unitholder. For purposes of determining the number of days that each Unit was outstanding during any month during which any Closing Date occurs, Unitholders who acquire Units from the Partnership during the first 15 days of a month are treated as having been accepted as Unitholders on the first day of a month and Unitholders who acquire Units from the Partnership after the 15th day will be treated as having been accepted as Unitholders on the first day of the succeeding month. In the case of a proposed assignment of Units, the assignment shall be effective from and after the date provided in Paragraph 12.11; and

     11.1.3 Allocations Causing Negative Capital Accounts. Notwithstanding Paragraph 11.1.1, if any allocation of Net Loss or Depreciation to a Unitholder or Limited Partner (i) would reduce such Unitholder's or Limited Partner's capital account balance below zero, (ii) would increase the negative balance in such Unitholder's or Limited Partner's capital account at a time when another Unitholder or Limited Partner has a positive capital account balance, to the extent such allocation would cause the sum of the negative capital account balances of such Partner or Unitholder (determined after taking into account all prior
Distributions and all prior allocations of Net Income, Net Loss and Depreciation), to exceed such Partner's or Unitholder's share of the Partnership's Minimum Gain, as determined under Treas. Reg. (Section) 1.704-1(b)(4)(iv)(f), at the close of the period in respect of which the Net Loss or Depreciation, as the case may be, is to be allocated, such excess shall instead be allocated, (a) first, in the case of Net Loss, pro rata to Unitholders and Limited Partners having positive capital account balances in proportion to their respective positive capital account balances until such capital account balances are reduced to zero and (b) second, in the case of Depreciation (i) first, pro rata to Class A Unitholders and Limited Partners holding Class A Units to the extent of and in proportion to their respective positive capital account balances until such capital account balances are reduced to zero, and (ii) thereafter, pro rata to all Unitholders and Limited Partners having positive capital account balances to the extent of and in proportion to their respective capital account balances; provided, however, that in no event shall there be a reallocation of any item of income, gain, loss or deduction allocated among the Partners and Unitholders pursuant to this Agreement for prior years.

     In the event that the provisions of this Paragraph 11.1.3 prohibit the allocation of Net Loss and/or Depreciation to the Limited Partners and Unitholders, such Net Loss and/or Depreciation shall instead be allocated to the General Partners.

     For purposes of determining a Limited Partner's or Unitholder's capital account balance under this Paragraph 11.1.3, Distributions made prior to or contemporaneous with any allocation to a Limited Partner or Unitholder shall be reflected in such Unitholder's or Partner's capital account prior to making such allocation to such Unitholder or Partner.

     For purposes of this Paragraph 11.1.3, a Partner's or Unitholder's capital account shall be reduced for:

          (x) allocations of Net Loss (or items thereof) or Depreciation which, as of the end of each Partnership year, are reasonably expected to be allocated to such Partner or Unitholder pursuant to Code Section 704(e)(2), Code Section 706(d) and Treas. Reg. (SECTION) 1.751-1(b)(2)(ii), and

          (y) Distributions that, as of the end of such year, reasonably are expected to be made to such Partner or Unitholder to the extent they exceed offsetting increases to such Partner's or Unitholder's capital account that reasonably are expected to occur during (or prior to) the Partnership taxable years in which such Distributions reasonably are expected to be made.

     For purposes of determining the amount of expected Distributions and expected capital account increases described in
(y) above: (A) the rule set forth in Treas. Reg. (Section) 1.704-1(b)(2)(iii)(c) concerning the presumed value of Partnership Property shall apply, and (B) gross income or Net Income allocated to a Partner or Unitholder pursuant to Paragraph 11.10.3 hereof shall be taken into account. For purposes of this Paragraph 11.1.3 and Paragraph 11.10.3, a Partner's or Unitholder's capital account shall be increased to the extent that such Partner or Unitholder is obligated to fund deficits in such Partner's or Unitholder's capital account upon liquidation of the Partnership (or is treated as obligated to so restore such deficits pursuant to Treas. Reg. (Section) 1.704-1(b)(2)(ii)(c)).

     11.2 (a) Allocation of Net Income and Net Loss and Tax-Exempt
Items. Except as provided in Paragraph 11.1.3 and 11.10.3, Net
Income (other than Net Income arising from the occurrence of a Sale or Disposition of a Partnership Property), and Net Loss and all items of income exempt from federal income tax shall be allocated
99% to the Limited Partners, including the Assignor Limited Partner on behalf of the Unitholders, and 1% to the General Partners. That portion of Net Income and Net Loss, if any, prior to the Initial
Closing Date shall be allocated 1% to the General Partners and 99% to the original Limited Partner. Any expenditures of the Partnership which are neither deductible nor properly chargeable to his capital account under Code Section 705(a)(2)(B), or which are treated as such expenditures under Treas. Reg. (SECTION) 1.704-1(b)(2)(iv)(i), shall be allocated as follows: (a) to the extent such expenditures represent selling commissions which constitute syndication expenditures under Code Section 709 and which are paid by the Partnership, such expenditures shall be allocated to the Units in respect of which such commissions were paid, and (b) the balance of such expenditures shall be allocated among the Limited
Partners on a per Unit basis.

     11.2 (b) Depreciation. The provisions of this Paragraph shall apply only in the event that Class B/TE Units are acquired from the Partnership by "tax-exempt entities," as defined under Section 168(j)(4) of the Code. Except as otherwise provided in Paragraph

11.1.3, with respect to any property subject to a reduction in available depreciation as a result of the acquisition of Class B/TE Units by tax-exempt entities, Depreciation calculated over 19 years (or other recovery period otherwise available to taxable entities) shall be allocated 99% to the Limited Partners and Unitholders holding Class A Units (and apportioned thereunder in accordance with their respective ownership of Units) and 1% to the General Partners; and Depreciation calculated over 40 years (or other recovery period otherwise available to tax-exempt entities) shall be allocated 99% to the Limited Partners and Unitholders holding Class B/TE Units (and apportioned thereunder in accordance with their respective ownership of Units) and 1% to the General Partners. With respect to any property not subject to a reduction in available Depreciation as a result of the acquisition of Class B/TE Units by tax-exempt entities, Depreciation shall be allocated 1% to the General Partners and 99% to the Unitholders and Limited Partners.

     11.2 (c) Allocation of Book Items. In cases where Partnership Property is, under Treas. Reg. (Section) 1.704-1(b)(2)(iv), properly reflected in the capital accounts of the Partners and Unitholders at a fair market value that differs from the adjusted basis of such property (such difference is hereinafter referred to as the "Book Disparity"), then depreciation, amortization and gain or loss as computed for book purposes with respect to such property ("Book Depreciation," "Book Amortization," "Book Gain," and "Book Loss," respectively) will be greater or less than the depreciation, amortization or gain or loss as computed for tax purposes. The
General Partners shall adopt, pursuant to Treas. Reg. (Section) 1.704-1(b)(2)(iv)(g), a reasonable method of computing Book Depreciation and Book Amortization. Such Book Amortization and Book Depreciation shall be allocated among the Partners and Unitholders and reflected in Partners' and Unitholders' capital accounts under Paragraph
11.11(c) hereof, in a manner so as to eliminate to the extent possible, the Book Disparity.

     11.2 (d) Mandatory Allocations. Any allocation of Net Income, Net Loss or Depreciation for tax purposes which is required to be allocated among the Partners and Unitholders to take into account the disparity between the fair market value of a Partnership asset and its adjusted basis (e.g., allocations under Code Section 704(c) for contributed property) shall be allocated among the Partners and Unitholders in accordance with the requirements of the Code and the regulations promulgated thereunder.

     11.3 Distribution of Distributable Cash From Operations.

     11.3.1 Distributable Cash From Operations, if any, shall be distributed 99% to the Limited Partners and Unitholders and l% to the General Partners. Such Distributions shall be distributed quarterly within 45 days after the close of a quarter, commencing, if available, following the close of the first fiscal quarter which closing occurs more than 60 days after the Initial Closing Date.
If any discrepancies in capital account balances (determined on a per Unit basis) arise during the offering period among the Limited Partners (including the Assignor Limited Partner on behalf of the Unitholders), then, during or as soon as is practicable after the expiration of the offering period, Distributions of Distributable Cash From Operations or allocations of Net Income (or items thereof) or Depreciation (determined in the discretion of the General Partners) shall first be made so as to equalize the capital account as to each Unit, with any excess Distributable Cash From Operations or Net Income or Net Loss distributed or allocated in the manner otherwise described herein. Units shall not be listed on any national securities exchange or included for quotation on the National Association of Securities Dealers Automated Quotation System until such equalization per Unit shall have occurred.

     11.3.2 The General Partners, in their sole discretion, may for any period elect to defer Distributions to them of all or any portion of their respective shares of Distributable Cash From Operations, and any amount so deferred shall be distributed to the Limited Partners and Unitholders as Distributable Cash From Operations. In the event the General Partners make an election pursuant to this Paragraph 11.3.2, the General Partners thereafter shall be entitled to receive, at their election, an amount (without interest) equal to any deferred Distribution to them of Distributable Cash From Operations or Cash From Sales or Refinancings prior to any Distribution to the Limited Partners and Unitholders.

     11.4 Distributions of Cash From Sales or Refinancings. Cash
From Sales or Refinancings shall, except as provided in Paragraphs 9.7, 11.3.2 and 11.7 hereof, be distributed in the following order of priority:

     11.4.1 First, 99% to the Limited Partners and Unitholders and 1% to the General Partners until each Limited Partner and Unitholder has received an amount which, when added to all prior
Distributions of Cash From Sales or Refinancings, shall equal his Original Invested Capital;

     11.4.2 Second, 99% to the Limited Partners and Unitholders and 1% to the General Partners until each Limited Partner and Unitholder has received an amount which, when added to all prior Distributions to such Limited Partner or Unitholder (other than pursuant to Section 11.4.1), will equal 8% per annum cumulative noncompounded on his Adjusted Invested Capital, commencing the Final Closing Date of the Partnership through the date of payment; and

     11.4.3 Third, 75% to the Limited Partners and Unitholders and 25% to the General Partners of the remaining Cash From Sales or Refinancings.

     11.5 Distributions on Terminating Sales. In connection with a Terminating Sale (or a liquidation of the Partnership), Cash From Sales or Refinancing (and in the case of a liquidation, any remaining working capital reserves) shall be allocated among, and distributed to, the Partners in proportion to, and to the extent of, their positive capital account balances after the Net Income or Net Loss from any Sale or Disposition of Partnership Property has been allocated in accordance with Paragraph 11.10 hereof. For purposes of this Paragraph 11.5, a Terminating Sale is a Sale defined under subparagraph 11.10.4(f). To the extent, if any, that a Partner is entitled to receive a Distribution based upon a positive capital account balance, such Distribution shall be credited against the amount of Distributions which he otherwise would have been entitled to receive had Distributions been made pursuant to the provisions of Paragraph 11.4 hereof (in the case of nonterminating Sales or Dispositions) in the order of priority described therein.

     11.6 Restrictions. The Partnership may be restricted from making Distributions under the terms of notes, mortgages or other types of debt obligations which it may issue or assume in conjunction with borrowed funds and Distributions may also be restricted or suspended in circumstances if the General Partners determine, in their absolute discretion, that such action is in the best interests of the Partnership.

     11.7 Unutilized Net Proceeds. In the event that any portion of the Net Proceeds is not invested or committed for investment within two years from the date of the original effective date of the registration statement of which the Prospectus is part (except for any amounts utilized to pay Partnership operating expenses, including amounts set aside for reserves as set forth in Paragraph
3.2 of this Agreement), such portion of the Net Proceeds shall be distributed to the Limited Partners and Unitholders by the Partnership as a return of capital, except as otherwise provided by law. For the purposes of this Paragraph 11.7, funds will be deemed to have been committed to investment to the extent written agreements in principle or letters of understanding were at any time executed, regardless of whether any such investment is consummated, and to the extent any funds have been reserved to make contingent payments in connection with any Property, regardless of whether any such payment is made. In addition, any Net Proceeds distributed to Limited Partners and Unitholders pursuant to this Paragraph 11.7 shall be subtracted from Gross Proceeds for purposes of the provisions of Paragraph 15.10 of this Agreement.

     11.8 General Partners' Interest. Notwithstanding any provision to the contrary in this Agreement, in no event shall the General Partners' interests in each material item of Partnership income, gain, loss, deduction or credit be less than one percent of each such item at all times during the existence of the Partnership.

     11.9 Escheat. If, upon the termination and dissolution of the Partnership, there remains outstanding on the books of the Partnership a material amount of Distribution checks which have not been negotiated for payment by Limited Partners and Unitholders, then the General Partners may, if deemed to be in the best interests of the Partnership and permitted by law, cause such amounts to be redistributed pro rata to Limited Partners and Unitholders in proportion to their percentage ownership interest in the Partnership; provided, however, that the Partnership and not the General Partners shall be liable for any subsequent claim for payment of such redistributed Distributions. The General Partners are not required to make such a redistribution in which case such amounts may escheat to a state.

     11.10 Allocation of Net Income From a Sale or Disposition. Except as otherwise provided in Paragraphs 11.2(d), 11.8 and 11.10.3, Net Income arising from the occurrence of a Sale or Disposition (other than in connection with a Terminating Sale as described in Paragraph 11.10.4) shall be allocated as follows (such Net Income shall be allocated, and capital account balances determined, prior to making Distributions arising from such Sale or Disposition):

     11.10.1 first, such Net Income, up to an amount equal to the Depreciation deductions previously allocated to Limited Partners, Unitholders and the General Partners which deductions are attributable to the Partnership Properties that are the subject of the Sale or Disposition, shall be allocated to each such Limited Partner, Unitholder and General Partner in the same ratio as the amount of such depreciation previously allocated to such Limited Partner, Unitholder and General Partner (less Net Income, if any, in respect of such Sale or Disposition or gross income (other than gross income which has previously been taken into account under this Paragraph 11.10.1) allocated to each such Limited Partner, Unitholder and General Partner pursuant to Paragraph 11.10.3) bears to the aggregate of such Depreciation deductions so allocated to all Limited Partners, Unitholders and General Partners (less Net Income, if any, in respect of such Sale or Disposition or gross income (other than gross income which has previously been taken into account under this Paragraph 11.10.1) allocated to all such Units pursuant to Paragraph 11.10.3).

     11.10.2 second, the remainder of such Net Income, if any, shall be allocated in the following order of priority:

     (a) to the Partners and Unitholders to the extent of and in proportion to the amount of Cash From Sales or Refinancings which are to be distributed to each of them pursuant to Paragraph 11.4
(other than pursuant to Paragraph 11.4.1); and

     (b) The remainder of such Net Income, if any, shall be allocated to the Partners and Unitholders in proportion to the amount of Cash From Sales or Refinancings which are to be distributed to the Partners and Unitholders pursuant to Paragraph
11.4.1.

     11.10.3 Capital Account Deficiency, Qualified Income Offset and Minimum Gain Chargeback. This Paragraph 11.10.3 shall apply only if at the close of any Partnership taxable year (a) the negative capital account balance of any Partner or Unitholder having a negative capital account balance (whether caused by Distributions or by allocations of Depreciation, Net Loss, Book
Loss, Book Depreciation or items thereof) (a "Negative Balance") exceeds (b) such Partner's or Unitholder's share of Minimum Gain under Treas. Reg. (Section) 1.704-1(b)(4)(iv)(f), if any (the excess of clause (a) over clause (b) hereinafter is referred to as a "Capital Account Deficiency"). Notwithstanding the provisions of Paragraphs
11.10.1 and 11.10.2 hereof, an amount of Net Income arising from a Sale or Disposition of Partnership Property equal to the Capital Account Deficiency shall first be allocated to each Partner having a Negative Balance in the proportion in which such Partner's
Negative Balance bears to the aggregate Negative Balance of all Partners and Unitholders ("Negative Balance Ratio"). In the event that the foregoing allocation would be insufficient to eliminate the Capital Account Deficiency, an amount of gross income (as defined in Code Section 61) of the Partnership necessary to eliminate the Capital Account Deficiency shall be allocated to each Partner and Unitholder with a Negative Balance Ratio. Any allocation under this Paragraph 11.10.3 shall, to the extent possible, be made at a time no later than the time at which the Capital Account Deficiency arises; provided, however, that in no event shall there be a reallocation of any item of income, gain, loss, or deduction among the Partners and Unitholders for prior years pursuant to this Agreement;

     11.1O.4 Termination Rules. In connection with a Terminating
Sale (defined in subparagraph 11.10.4(f)), Net Income shall be allocated as follows:

     (a) First, Net Income arising from a Terminating Sale up to an amount equal to the sum of the negative capital account balances of Partners and Unitholders having negative capital account balances, shall first be allocated to Partners and Unitholders having negative capital account balances pro rata in proportion to such respective negative balances;

     (b) then, 1% to the General Partner and 99% to the Unitholders and Limited Partners until the capital account balance of each Unitholder and Limited Partner (determined after making the allocation described in Paragraph 11.10.4(a) but before distributing the proceeds from such sale) shall equal his Adjusted Invested Capital. In the event the Net Income to be allocated to Limited Partners pursuant to this Paragraph 11.10.4(b) shall be insufficient to bring the capital account balance of each

Unitholder and Limited Partner to whom such allocation is required to said balance, then such Net Income shall be allocated first to Unitholders and Limited Partners having the smallest capital accounts per Unit so as to equalize, to the extent possible, the capital accounts per Unit of all Unitholders and Limited Partners;

     (c) then, 1% to the General Partners and 99% to the Limited Partners and Unitholders until the capital account balance of each Limited Partner and Unitholder (determined after making the allocations described in subparagraphs 11.10.4(a) and (b) but before distributing the proceeds from such sale) shall equal the amount which would have been distributed to such Limited Partner or Unitholder in respect of such Terminating Sale had the proceeds from such sale been distributed pursuant to the provisions of Paragraph 11.4.1;

     (d) then, to the Partners or Unitholders until the capital account balance of each Partner or Unitholder (determined after making the allocations described in subparagraphs 11.10.4(a), (b) and (c) but before distributing the proceeds from such sale) shall equal the amount which would have been distributed to such Partner or Unitholder in respect of such Terminating Sale had the proceeds from such Terminating Sale been distributed pursuant to the provisions of Paragraphs 11.4.1 and 11.4.2; and

     (e) the remainder of such Net Income, if any, shall be allocated 25% to the General Partners and 75% to the Limited Partners and Unitholders. The portion of the Net Income under this Paragraph 11.10.4(e) which is allocated to the Limited Partners and Unitholders as a group shall, to the extent of any unpaid cumulative noncompounded return of the Limited Partners and Unitholders under Paragraph 11.4.1, first be allocated among the Limited Partners and Unitholders in proportion to such unpaid return due to each Limited Partner and Unitholder.

     (f) A "Terminating Sale" shall mean the earlier to occur of
(i) the Sale or Disposition of the Partnership's last three Properties commencing with the first such sale or (ii) the Sale or Disposition of Partnership Properties with an aggregate acquisition cost in excess of 66 2/3% of the aggregate cost of all Partnership Properties. The Sale or Disposition of a Partnership Property, the proceeds of which are reinvested in Partnership Property pursuant to Paragraph 15.4.19 hereof, shall not be considered a sale for purposes of determining whether a Terminating Sale has occurred.

     11.10.5 Income Characterization. Such portion of the Net Income allocated pursuant to Paragraph 11.10 which is treated as ordinary income attributable to the recapture of depreciation shall, to the extent possible, be allocated among the Unitholders and Partners in the proportion which (i) the amount of depreciation previously allocated to each Unitholder and Partner relating to the Property which is the subject of the Sale or Disposition bears to

(ii) the total of such depreciation allocated to all Unitholders and Partners. This Paragraph 11.10.5 shall not alter the amount of allocations among the Unitholders and Partners pursuant to Paragraph 11.10, but merely the character of gain so allocated. For purposes of determining the amount of depreciation previously allocated to a Unitholder and Limited Partner, the depreciation previously allocated to any prior owner of such Unitholder's and Limited Partner's Units shall be deemed to have been allocated to such Unitholder and Limited Partner.

     11.11 Capital Accounts. (a) A separate capital account shall be maintained for each Partner and Unitholder. Each Partner's or Unitholder's capital account shall be increased by (1) the amount of money contributed by such Partner or Unitholder to the capital of the Partnership; (2) such Partner's or Unitholder's share of Partnership Net Income and any income or gain that is exempt from federal income taxation; and (3) such Partner's or Unitholder's share of the increase in the basis of the Partnership's property, if any, arising out of the recapture of the investment tax credit. Each Partner's or Unitholder's capital account shall be decreased by (i) the amount of money distributed to such Partner by the Partnership; (ii) such Partner's or Unitholder's share of Net Loss or Depreciation for tax purposes; (iii) such Partner's or Unitholder's share of the decrease in basis of the Partnership's Property under Code Section 48(q) arising from the allowance of the investment tax credit; and (iv) such Partner's or Unitholder's share of expenditures of the Partnership which are neither deductible nor proper chargeable to capital account under Code
Section 705(a)(2)(B) or are treated as such expenditures under Treas. Reg. (SECTION) 1.704-1(b)(2)(iv)(i).

     (b) A Partner or Unitholder who has more than one interest in the Partnership shall have a single capital account that reflects all such interests, regardless of the class of interests owned by such partner (e.g., general or limited) and regardless of the time or manner in which such interests were acquired.

     (c) In the event that property (other than cash) is contributed (or deemed contributed pursuant to the provisions of Code Section 708) by a Partner or Unitholder to the Partnership, the computation of capital accounts, as set forth in this Paragraph 11.11, shall be adjusted as follows:

     (i) the contributing Partner's or Unitholder's capital account shall be increased by the fair market value of the property contributed to the Partnership by such Partner or Unitholder (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Code
Section 752); and

     (ii) as required by Treas. Reg. (Section) 1.704-1(b)(2)(iv)(g) and 1.704-1(b)(4)(i), if any Partner's or Unitholder's capital account reflects a fair market value for property which differs from such property's adjusted basis, each Partner's or Unitholder's capital account shall be adjusted to take account of the amount of Book
Gain, Book Loss (other than Book Loss attributable to expenditures of the Partnership described in Paragraph 11.11(a)(iv)) and Book Depreciation allocated to such Partner or Unitholder pursuant to Paragraph 11.2(c) hereof and shall not take into account the Net Income, Net Loss and depreciation for tax purposes allocated to such Partner or Unitholder pursuant to this Article 11.

     (d) In the event that property is distributed (or deemed distributed pursuant to the provisions of Code Section 708) by the Partnership to a Partner or Unitholder the following special rules shall apply:

     (i) the capital accounts of the Partners and Unitholders shall be adjusted (as provided in Treas. Reg. (Section) 1.704-1(b)(2)(iv)(e)) to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not already been reflected in the Partners' and Unitholders' capital accounts) would be allocated to the Partners and Unitholders if there were a taxable disposition of such property for its fair market value on the date of distribution; and

     (ii) the capital account of the Partner or Unitholder who is receiving the distribution of property from the Partnership shall be charged with the fair market value of the property at the time of distribution (net of liabilities secured by such property that such Partner or Unitholder is considered to assume or take subject to under Code Section 752).

     (e) The foregoing provisions are intended to satisfy the capital account maintenance requirements of Treas. Reg. (Section)
1.704-1(b)(2)(iv) and such provisions shall be modified to the extent required by such Section or any successor provision thereto.

12.  ASSIGNMENT OF LIMITED PARTNERSHIP INTERESTS TO UNITHOLDERS;
     RIGHTS AND OBLIGATIONS

     12.1 Issuance of Depositary Receipts. Simultaneously with each Closing, the Assignor Limited Partner shall contribute to the Partnership the proceeds of the sale of Units, on behalf of the purchasers of Units, and shall receive from the General Partners a Certificate of Limited Partnership Interest evidencing one Limited Partnership Interest for each Unit sold. The Assignor Limited Partner thereupon shall hold on deposit or arrange to have held on deposit such Certificates of Limited Partnership Interest (together with a list containing the name, address and number of Units purchased by each Unitholder, which list shall be available for inspection by any Unitholder on written request) and shall, at the request of Unitholders, issue to the order of the respective Unitholders Depositary Receipts registered in the name of such

Unitholder (or their nominees) in respect of the Certificates of Limited Partnership Interest held on deposit. In connection with such deposit, the Assignor Limited Partner shall execute an assignment of the Limited Partnership Interests to the Unitholders in proportion to the number of Units purchased by each Unitholder, whereupon the Unitholders shall be recognized by the Partnership as assignees of such Limited Partnership Interests. By tendering payment for Units, and upon receipt and acceptance of a confirmation, a Unitholder shall be deemed to have assented to all the terms and conditions of this Partnership Agreement.

     12.2 Assignment by Assignor Limited Partner. The Assignor Limited Partner, by the execution of this Agreement, irrevocably transfers and assigns to the Unitholders substantially all of the Assignor Limited Partner's rights and interest in and to the Limited Partnership Interests, said transfer and assignment to be deemed to have occurred as of the time of release to the Partnership of the payments for the Units related to such assigned Limited Partnership Interests. The rights and interest so transferred and assigned shall include, without limitation, the following:

     12.2.1 all rights to receive Distributions and allocations in respect of Limited Partnership Interests;

     12.2.2 all rights to receive any proceeds of liquidation of the Partnership;

     12.2.3 all rights to inspect books and records and to receive reports;

     12.2.4 the right to instruct the Assignor Limited Partner with respect to the voting of the assigned Limited Partnership Interests related to the Units (the Assignor Limited Partner having no right to vote with respect to any Unit or assigned Limited Partnership Interest without instructions from the record owners of the applicable Units) and the right to call meetings; and

     12.2.5 all rights attendant to the Limited Partnership Interests, other than record ownership and the right to vote directly upon matters submitted to Limited Partners for a vote, which Limited Partners have to the extent they may be assigned under this Partnership Agreement and under the Partnership Act.

     12.3 Consent to Assignment. The General Partners, by the execution of this Agreement, irrevocably consent to the foregoing transfer and assignment by the Assignor Limited Partner to the Unitholders of the Assignor Limited Partner's rights and interest in the assigned Limited Partnership Interests as described above, and acknowledge that (i) each such transfer and assignment is effective and (ii) the Unitholders are intended to be and shall be treated as third party beneficiaries of the assigned rights and privileges of the Assignor Limited Partner in respect of the assigned Limited Partnership Interests. The General Partners covenant and agree that, in accordance with such transfer and assignment, all the Assignor Limited Partner's rights and privileges in respect of assigned Limited Partnership Interests may be exercised by the Unitholders.

     12.4 No Liability of Assignor Limited Partner. The Assignor Limited Partner shall not be liable to any Unitholder for any action taken or nonaction by it in good faith reliance upon advise, written notice, request or direction from a Unitholder believed by it to be genuine and to have been signed or presented by the proper person(s).

     12.5 Rights and Liabilities of Unitholders. In accordance with the foregoing transfer and assignment described in Paragraph 12.2, it is the intention of the parties hereto that Unitholders shall have the same rights and obligations that Limited Partners have under this Partnership Agreement and under the Partnership Act. Without limiting the generality of the foregoing, Limited Partners (other than the Assignor Limited Partner) and Unitholders shall share pari passu on the basis of one Limited Partnership Interest for one Unit, and shall be considered as a single class, with respect to all rights to receive Distributions and allocations pursuant to this Partnership Agreement.

     12.6 Voting. As provided in Paragraph 16.4.2, Limited Partners (other than the Assignor Limited Partner) and Unitholders shall vote on all matters in respect of which they are entitled to vote (either in person, by proxy, or by written consent), as a single class, with each Limited Partnership Interest and each Unit entitled to one vote; provided, however, that the Assignor Limited Partner shall vote on behalf of and only as directed by the Unitholders and that a General Partner shall not be entitled to vote unless he or it owns Units or Limited Partnership Interests.

     12.7 Canvassing Unitholders. The Assignor Limited Partner, in compliance with the proxy rules of the Securities and Exchange Commission set forth in Regulation 14A if and to the extent such proxy rules are applicable, shall canvass the preferences of all Unitholders on all matters to be voted on by the Limited Partners (including the Assignor Limited Partner on behalf of the Unitholders). Each General Partner shall have the right to assist in the preparation of and/or review any documents to be utilized by the Assignor Limited Partner in canvassing the Unitholders (or their nominees).

     12.8 Capital Accounts. The Assignor Limited Partner shall direct the Partnership to maintain records showing capital accounts on behalf of the Unitholders in respect of their Original Invested

Capital which shall reflect Net Income, Net Loss, Depreciation and Distributions attributable to their assigned Limited Partnership
Interests.

     12.9 Allocations. The portion of Net Income, Net Loss and Distributions which shall be credited to the account of the Assignor Limited Partner for the benefit of Unitholders shall be allocated and apportioned among the Unitholders in the same manner as Net Income, Net Loss and Distributions are allocated and apportioned among the Limited Partners with respect to the assigned Limited Partnership Interests in Article 11 of this Partnership Agreement. The portion of Depreciation which shall be credited to the account of the Assignor Limited Partner for the benefit of Unitholders shall be allocated and apportioned among the Unitholders as follows: (i) all of the 19-year Depreciation (or the shortest period prescribed by law) of the Partnership shall be allocated to the Unitholders holding Class A Units; and (ii) all of the 40-year Depreciation (or the shortest period prescribed by law) of the Partnership shall be allocated to the Unitholders holding Class B/TE Units.

     12.10 Conversion of Units into Limited Partnership Interests. Any Unitholder who desires to convert all his Units into Limited Partnership Interests may do so following the Final Closing Date by
(a) delivering to the Assignor Limited Partner endorsed Depositary Receipts, executed subscription agreements and transfer applications (which are available upon request from the General Partners) for such number of Units as are actually owned by such Unitholder, (b) fulfilling the requirements of Paragraph 13.4 for the admission of substitute Limited Partners and (c) paying a fee equal to the greater of (i) $150 ($30 for Individual Retirement Accounts), or (ii) the actual cost to the Partnership to complete such transfer, such costs to include, without limitation, legal and administrative costs and recording fees. Unitholders surrendering Depositary Receipts to become Limited Partners must surrender all of their Units and will be admitted to the Partnership four times a year, on or as promptly as possible after the commencement of the next calendar quarter of the Partnership. Persons who effect such conversion will receive one Limited Partnership Interest for each Unit they convert and will not be able to re-exchange their Limited Partnership Interests for Units. The capital account of the Assignor Limited Partner shall be reduced by an amount equal to the capital account of such former Unitholder's new capital account as a substitute Limited Partner. Units which have been converted into Limited Partnership Interests will be cancelled and will not be reissued.

     12.11 Transferability of Units. Units evidenced by Depositary Receipts shall be issued in registered form and shall be freely transferable 15 days after the Final Closing Date (unless the General Partners permit earlier transfers) unless otherwise restricted under applicable federal or state securities laws or unless the General Partners impose transfer restrictions pursuant to Paragraph 15.2.20; provided, however, that Class A Units may be acquired by or transferred to taxable investors only, and Class B/TE Units may be acquired by or transferred to tax-exempt investors only. The transferee of a Unit shall not be recognized as an assignee of Limited Partnership Interests until the first day of the calendar month following such transfer; provided, however that if either or both classes of Units are listed on an exchange or quoted on NASDAQ, such Transfer will be effective on the day such transfer is accepted and recorded by the transfer agent of the Partnership in respect of the Units. Any attempted sale, assignment, transfer or exchange in contravention of the provisions of this Article 12 shall, unless otherwise determined by the General Partners in their sole discretion, be void and deemed ineffectual and shall not bind or be recognized by the Partnership.

13.  TRANSFERABILITY OF LIMITED PARTNERSHIP INTERESTS

     13.1 Restrictions on Transfers of Limited Partnership Interests by Limited Partners Other Than the Assignor Limited Partners. A Limited Partner (other than the Assignor Limited Partner on behalf of the Unitholders) may only assign his Limited Partnership Interests by a duly executed, written instrument of assignment, the terms of which are not in contravention of any of the provisions of this Agreement. Within 30 days after any proposed assignment of Limited Partnership Interests which occurs without a transfer of record ownership of such Limited Partnership Interests, the assignor shall give notice of such proposed assignment to the General Partners. Notwithstanding the foregoing, no Limited Partner (other than the Assignor Limited Partner on behalf of the Unitholders) may sell, assign, transfer or exchange any Limited Partnership Interests:

     13.1.1 if such sale, assignment, transfer or exchange may result, when considered in the aggregate with all other sales, assignments, transfers and exchanges of Limited Partnership Interests which are effective within the previous 12 months, in the Partnership being considered to have been terminated within the meaning of Section 708 of the Code;

     13.1.2 if such sale, assignment, transfer or exchange would be in violation of any applicable federal or state securities law
(including any investor suitability standard); or

     13.1.3 except for transfers by gift or inheritance, intra-family transfers, transfers resulting from family dissolutions, transfers to Affiliates or transfers of such transferor's entire holdings of Limited Partnership Interests, if the transferor or the transferee would hold Limited Partnership Interests representing Original Invested Capital of less than $10,000 ($2,000 for transfers by or to IRAs or Keogh Plans).

     13.2 Void Transfers. Any attempted sale, assignment, transfer or exchange in contravention of the provisions of this Article 13 shall, unless otherwise determined by the General Partners in their sole discretion, be void and deemed ineffectual and shall not bind or be recognized by the Partnership.

     13.3 Effective Date. An assignment of Limited Partnership Interests shall be effective, and an assignee of Limited Partnership Interests shall be entitled to receive allocations of Net Income, Net Loss and deductions, and Distributions in respect of such allocations attributable to the Limited Partnership Interests acquired by reason of such assignment, only from and after the "effective date" of the assignment of such Limited Partnership Interests to him; provided, however, anything herein to the contrary notwithstanding, that the Partnership and the General Partners shall be entitled to treat the assignor of such Limited Partnership Interests as the absolute owner thereof in all respects, and shall incur no liability for any allocation of Net Income, Net Loss or deduction, Distribution, or transmittal of reports or notice required to be given to Limited Partners hereunder which is made in good faith to such assignor until such time as the written instrument of assignment has been received by the Partnership and recorded on its books and the "effective date" of the assignment has passed. The "effective date" of any such assignment of Limited Partnership Interests, for any and all purposes, shall be the first day of the calendar month beginning after the later to occur of (a) the date set forth on the written instrument of assignment or (b) the date on which the Partnership has received written notice of the assignment of the Limited Partnership Interests.

     13.4 Substitute Limited Partners. No person shall have the right to become a substitute Limited Partner in place of his assignor unless all of the following conditions are first satisfied:

     13.4.1 a duly executed and acknowledged written instrument of assignment covering Limited Partnership Interests representing Original Invested Capital of at least $10,000 ($2,000 in the case of IRAs or Keogh Plans) shall have been filed with the Partnership and recorded on its books, which instrument shall specify the Limited Partnership Interests being assigned and set forth the intention of the assignor that the assignee succeed to the assignor's interest as a substitute Limited Partner in his place;

     13.4.2 the Limited Partner and his assignee shall have executed and acknowledged such other instruments as the General Partners may deem necessary or desirable to effect such substitution, including the written acceptance and adoption by the assignee of the provisions of this Agreement, as the same may be amended, and his execution, acknowledgement and delivery to the General Partners of a special power of attorney, the form and content of which are described herein; and

     13.4.3 a transfer fee equal to the greater of (a) $150, or (b) the actual cost to the Partnership to complete such transfer, to cover all reasonable expenses connected with such substitution shall have been paid to the Partnership.

     13.5 Consent. By executing and/or adopting this Agreement, each Limited Partner, including the Assignor Limited Partner on behalf of the Unitholders, consents to the admission of substitute Limited Partners by the General Partners in accordance with the foregoing.

     13.6 Records. The General Partners shall cause this Agreement and, if required by the Partnership Act or any other applicable law, any separate certificate of limited partnership to be amended to reflect the admission and/or substitution of substitute Limited Partners at least once in each calendar month, but not later than 30 days after the effective date of the substitution.

14. BOOKS, RECORDS, ACCOUNTING AND REPORTS

     14.1 Location of Records; Copies. The Partnership's books and records, this Partnership Agreement and any amendment hereto or restatement hereof, any separate certificate of limited partnership and any amendment thereto or restatement thereof, and copies of each appraisal of Partnership Property shall be maintained at the principal office of the Partnership or such other place as the General Partners may determine and shall be open to inspection, examination and copying by Limited Partners or their duly authorized representatives at all reasonable times. A reasonable charge for copy work may be charged by the Partnership. Other than as included in the Prospectus, the Limited Partners shall not receive copies of this Partnership Agreement and any amendment hereto or restatement hereof, the certificate of limited partnership and any amendment thereto or restatement thereof, or a current list of all Partners and Unitholders in the Partnership unless they request in writing a copy from the General Partners and pay any necessary duplication fee. Each appraisal of Partnership Property shall be maintained by the General Partners and available for inspection and examination by any Limited Partner or his duly authorized representative at all reasonable times for the term of the Partnership following the date of acquisition of the Property that is the subject of such appraisal (but for not less than five years).

     14.2 Annual Reports. The General Partners shall have prepared at least annually (a) financial statements (balance sheet, statement of income or loss, partners' equity and changes in financial position) prepared in accordance with generally accepted accounting principles and accompanied by a report thereon containing an opinion of an independent certified public accounting firm; (b) a statement of cash flow; (c) Partnership information necessary in the preparation of the Limited Partners' and Unitholders' federal income tax returns; (d) a report of the business of the Partnership; (e) a statement as to the compensation received by the General Partners and their Affiliates during the year from the Partnership, which statement shall set forth the services rendered or to be rendered by the General Partners and their Affiliates and the amount of fees received, and a report identifying Distributions from: (i) Adjusted Cash From Operations of that year and/or prior years; (ii) Distributable Cash From Operations; (iii) Cash From Sales or Refinancings and (iv) cash from reserve accounts and other sources, together with a breakdown of all costs reimbursed to the General Partners and Affiliates from the Partnership. Within the scope of the annual audit, the independent certified public accountants must verify the allocation of such costs to the Partnership. The method of verification shall be in accordance with generally accepted auditing standards and shall include such tests of the accounting records and such other auditing procedures which the independent certified public accountants consider appropriate in the circumstances. Copies of the annual report shall be distributed to each Limited Partner and Unitholder within 120 days after the close of each taxable year of the Partnership; provided, however, that all Partnership information necessary in the preparation of the Limited Partners' and Unitholders' federal income tax returns shall be distributed to each Limited Partner and Unitholder not later than 75 days subsequent to December 31 of each year.

     14.3 Quarterly Report. The General Partners shall prepare, commencing with the first fiscal quarter in which the effective date of the registration statement of which the Prospectus is a part occurs, quarterly reports covering each of the first three quarterly fiscal year periods of Partnership operations in each fiscal year, unaudited financial statements (balance sheet, statement of income or loss for such quarterly period and statement of Adjusted Cash From Operations and Distributable Cash From Operations for such quarterly period), a statement as to the compensation received by the General Partners and their Affiliates during such quarter from the Partnership (which statement shall set forth the services rendered or to be rendered by the General Partners and their Affiliates and the amount of fees received) and a statement of other pertinent information regarding the Partnership and its activities during the quarterly period covered by the report. At such time as the Partnership is required to file Quarterly Reports on Form 10-Q with the Securities and Exchange Commission, the Partnership may make the reports required by this Section on such Forms 10-Q. Copies of such statements and other pertinent information shall be distributed to each Limited Partner and Unitholder within 60 days after the close of the quarterly period covered by the report of the Partnership.

     14.4 ERISA Report. The General Partners shall (to enable Limited Partners and Unitholders subject to annual reporting requirements under ERISA to file such annual reports as they relate to an investment in the Partnership), within 120 days after the end of each taxable year, furnish each Limited Partner and Unitholder with an annual statement of value. Such annual statement shall, during the period between the end of each taxable year and 120 days thereafter, be available upon request of Limited Partners and Unitholders. Such annual statement shall report the value of each Unit (and the underlying Limited Partnership Interest) based upon the General Partners' estimate of the amount a holder thereof would receive if Partnership Properties were sold as of the close of the Partnership's fiscal year and if the proceeds therefrom (without reduction for selling expenses), together with any other funds of the Partnership, were distributed in a liquidation of the Partnership pursuant to this Agreement.

     14.5 Acquisition Reports. The General Partners shall distribute to each Limited Partner and Unitholder within 45 days after the end of each fiscal quarter in which Partnership Properties are acquired, a report which shall describe: (i) the location and a description of the general character of all materially important Properties acquired or presently intended to be acquired by the Partnership during the quarter; (ii) the present or proposed use of such Properties and their suitability and adequacy for such use; (iii) the terms of any material lease affecting the Property; (iv) the proposed method of financing, including estimated down payment, leverage ratio, prepaid interest, balloon payment(s), prepayment penalties, due-on-sale or encumbrance clauses and possible adverse effects thereof and similar details of the proposed financing plan; (v) a statement that title insurance and any required permanent or other financing have been or will be obtained on all Properties acquired; and (vi) such other relevant information with respect to the acquisition of such Properties as the General Partner deems appropriate (including by way of illustration the date and appraised value of the real property, and the amount of Net Proceeds remaining uncommitted, in terms of dollars and percentage of Gross Proceeds).

     14.6 Information Returns. The General Partners shall cause information returns for the Partnership to be prepared and timely filed with the appropriate authorities.

     14.7 Miscellaneous Reports. The General Partners shall cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, all reports required to be filed with such entities under then current applicable laws, rules, and regulations; provided, however, that the General Partners shall only be required to use their best efforts to file reports with local authorities on a timely basis. Such reports shall be prepared on the accounting or reporting basis required by such regulatory bodies. Any Limited Partner or Unitholder shall be provided with a copy of any such report, upon request in writing, without expense to him.

     14.8 Suitability Records. The General Partners shall maintain for a period of at least four years a record of the information obtained to indicate that a Limited Partner or Unitholder meets the suitability standards set forth in the Prospectus.

15.  RIGHTS, AUTHORITY, POWERS, RESPONSIBILITIES AND DUTIES OF THE
     GENERAL PARTNERS

     15.1 Services of the General Partners. The General Partners shall only be responsible for the following services to the
Partnership:

     15.1.1 supervising the organization of the Partnership and the offering and sale of Units;

     15.1.2 arranging for (i) the identification of Properties suitable for investment by the Partnership; (ii) a review of the significant factors in deciding whether or not to invest in a particular Property; and (iii) if a decision is made to make a particular investment, the making of such investment;

     15.1.3 supervising Partnership management, which includes (i) establishing policies for the operation of the Partnership; (ii) causing the Partnership's agents or employees to arrange for the provision of services necessary to the operation of the Partnership (including property management, investor, accounting and legal services, and services relating to Distributions by the Partnership); (iii) when necessary or appropriate, approving actions to be taken by the Partnership; (iv) providing advice, consultation, analysis and supervision with respect to the functions of the Partnership as an owner of Partnership Properties (including, without limitation, decisions regarding adjustments to rental schedules, the Sale or Disposition of Partnership Properties and compliance with federal, state and local regulatory requirements and procedures); (v) executing documents on behalf of the Partnership; (vi) having a fiduciary responsibility for the safekeeping and use of all funds of the Partnership, whether or not in the General Partners' immediate possession or control; and (vii) making all decisions as to accounting matters; and

     15.1.4 approval of the terms of the Sale or Disposition of Partnership Properties, including establishing the terms for and arranging any such transaction.

     15.2 Powers of the General Partners. The conduct of the

Partnership's business shall be controlled by the General Partners. The General Partners shall have all authority, rights and powers conferred by law and those required or appropriate to the management of the Partnership's business which, by way of illustration but not by way of limitation, shall, subject only to the provisions of Paragraph 15.4 following, include the right, authority and power:

     15.2.1 to acquire, improve, hold and dispose of real property, interests therein or appurtenances thereto, as well as personal or mixed property connected therewith, including the purchase, lease, improvement, maintenance, exchange, trade or sale of such properties and, subject to the provisions of Paragraph 15.4.33 of this Agreement, to invest in any program, partnership or other venture, at such price, rental or amount, for cash, securities (in compliance with appropriate securities regulations) or other property and upon terms, as the General Partners in their sole discretion deem to be in the best interests of the Partnership;

     15.2.2 to cause the Partnership to borrow money and, if security is required therefor, to mortgage or subject any Partnership investment to any other security device, to obtain replacements of any mortgage or other security device and to prepay, in whole or in part, refinance, increase, modify, consolidate or extend any mortgage or other security device, all of the foregoing at such terms and in such amounts as the General
Partners, in their sole discretion, deem to be in the best interests of the Partnership;

     15.2.3 to place record title to or the right to use
Partnership assets in the name(s) of nominee(s) or trustee(s) for any purpose convenient or beneficial to the Partnership;

     15.2.4 to acquire and enter into any contract of insurance which the General Partners deem necessary or appropriate for the protection of the Partnership and the General Partners, for the conservation of Partnership assets, or for any purpose convenient or beneficial to the Partnership;

     15.2.5 to employ persons in the operation and management of the business of the Partnership including, but not limited to, supervisory managing agents, building management agents, insurance brokers, real estate brokers and loan brokers, on such terms and for such compensation as the General Partners shall determine, subject, however, to the limitations with respect thereto as set forth in Article 9 and provided that agreements with the General Partners or their Affiliates for the services set forth in Article 9 shall contain the terms and limitations as to fees and expenses as set forth in Article 9 and provided further that any of such agreements shall be terminated immediately upon dissolution of the Partnership under Paragraph 19.1;

     15.2.6 to prepare or cause to be prepared reports, statements and other relevant information, including without limitation all federal income tax reports, statements and information, for distribution to Limited Partners and Unitholders, including annual and quarterly reports;

     15.2.7 to open accounts and deposit and maintain funds in the name of the Partnership in banks or savings and loan associations;

     15.2.8 to cause the Partnership to make or revoke any of the elections permitted by the Code;

     l5.2.9 to select as its accounting year for financial reporting and tax purposes a fiscal year ending December 31 or any other fiscal year approved by the Internal Revenue Service;

     15.2.10 to determine the appropriate accounting method or methods to be used by the Partnership in maintaining its books and records, provided that for tax purposes, the Partnership shall use initially the accrual method of accounting;

     15.2.11 to offer and sell Units in the Partnership to the public directly or through any registered member of the National Association of Securities Dealers, Inc., whether an Affiliate or non-Affiliate, and to employ personnel, agents and dealers for such purpose;

     15.2.12 to require in all Partnership obligations that the General Partners shall not have any personal liability thereon but that the person or entity contracting with the Partnership is to look solely to the Partnership and its assets for satisfaction and in the event that any such obligation has personal liability, the General Partners may require its satisfaction prior to entering into contracts without such personal liability; provided, however, that the inclusion of the aforesaid provisions shall not materially affect the cost of the service or material being supplied and all Partnership obligations are satisfied in accordance with prudent business practical as to time and manner of payment;

     15.2.13 to reinvest all Cash From Initial Financing and all Cash from Sales and Refinancings;

     l5.2.14 to purchase Property in its own name or in the name of a nominee, a trust or otherwise (and assume loans in connection therewith) and temporarily hold title thereto for the purpose of facilitating the acquisition of such Property or the borrowing of money or obtaining of financing for the Partnership, or any other purpose related to the business of the Partnership; provided that such Property is purchased by the Partnership for a purchase price no greater than the cost of such Property to the General Partners or their Affiliates, except for compensation in accordance with
Article 9 of this Agreement; and further provided that there is no difference in interest rates of the loans secured by the Property at the time acquired by the nominee and the time acquired by the Partnership, nor any other benefit arising out of such transaction to the General Partners apart from the compensation otherwise permitted by this Agreement;

     15.2.15 to allow the Partnership to borrow money from Affiliates of the General Partners on a short-term basis, at any time and from time to time including, but not limited to, prior to the Final Closing Date, and in connection therewith to pay interest and other financing charges or fees which would be charged by a third party financing institution on comparable loans for the same purpose in the same geographic area; provided, however, that no prepayment charge or penalty shall be required by the General Partners or their Affiliates on any such loan to the Partnership secured by either a first or a junior or all-inclusive trust deed, mortgage or encumbrance on Property except to the extent that such prepayment charge or penalty is attributable to the underlying encumbrance;

     15.2.16 to allow the Partnership to sell Properties to Affiliates of the General Partners in order to provide sufficient funds to the Partnership to repay loans, in the event that the proceeds of the sale of Units are not sufficient to permit the Partnership to repay any loans obtained in order to purchase Properties. In such event, Properties will be sold in the reverse order in which they were acquired by the Partnership with the most recently acquired Property being sold first. The sales price will be an amount equal to the Partnership's purchase price for the Property plus the amount of all the carrying costs, including principal and interest, incurred by the Partnership during the period the Partnership owned such Property and the cost of all capital improvements made to the Property at the expense of the Partnership. All or a portion of the price will be paid by the Affiliates of the General Partners taking title subject to any existing mortgage loans on the Properties;

     15.2.17 prior to the sale of the minimum number of Units as set forth in the Prospectus, to deposit the Gross Proceeds into an escrow account and to invest such funds temporarily in bank accounts, short-term certificates of deposit issued by a bank or short-term securities issued or guaranteed by the United States Government and any other investment permitted under Rule 15c2-4 of the Securities Exchange Act of 1934; and prior to investment in Properties but after the sale of such minimum number of Units, to invest the Gross Proceeds or Net Proceeds temporarily in United States Government securities, certificates of deposit of United States banks having assets in excess of $100,000,000, bank repurchase agreements covering the securities of the United States Government or governmental agencies, bankers' acceptances, commercial paper rated A or better by Moody's Investors Service, Inc. and/or money market funds having assets in excess of $100,000,000;

     15.2.18 in their sole discretion, on behalf of the Partnership, to list the Units on a securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System or otherwise facilitate the establishment of a market for the trading of Units, and take such actions as they deem appropriate therefor. In connection therewith, upon notice to but without the consent of the Limited Partners and Unitholders, the General Partners may amend this Agreement to give effect to any action taken pursuant to the preceding sentence, including, without limitation, to change from monthly to a shorter or longer period the dates upon which transfers of Units will be recognized;

     15.2.19 to assure any person dealing with the Partnership or the General Partners that he may rely upon a certificate signed by either or both General Partners as authority with respect to: (a) the identity of any General Partner, Limited Partner or Unitholder hereof; (b) the existence or nonexistence of any fact which constitutes a condition precedent to acts by a General Partner or which are in any other manner germane to the affairs of the Partnership; (c) the persons who are authorized to execute and deliver any instrument or document of the Partnership; or (d) any act or failure to act by the Partnership or as to any other matter whatsoever involving the Partnership, any Partner or Unitholder;

     15.2.20 to take such steps, including making any amendment to this Agreement, as the General Partners determine are advisable or necessary in order to preserve the tax status of the Partnership as a pass-through entity for federal income tax purposes, including, without limitation, imposing restrictions on transfers of Limited Partnership Interests or Units (provided such restrictions on transfers do not cause the Partnership's assets to be deemed to be "plan assets" with respect to investors which are Qualified Plans). The General Partners shall take steps pursuant to this Paragraph
15.2.20 only if they determine, in good faith, that such steps are in the best interests of the Limited Partners and Unitholders;

     15.2.21 in addition to any amendment otherwise authorized herein, to amend this Agreement from time to time,

     (a) to add to the representations, duties or obligations of the General Partners or their Affiliates or surrender any right or power granted to the General Partners or their Affiliates herein, for the benefit of the Limited Partners and Unitholders, except to the extent required by law;

     (b) to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with law or with any other provision herein, or to make any other provision with respect to matters or questions arising under this Agreement which will not be inconsistent with law or with any other provision herein;

     (c) to delete from or add to any provision of this Agreement required to be so deleted or added by the staff of the Securities and Exchange Commission or by a State securities commissioner or similar such official, which addition or deletion is deemed by such Commission or official to be for the benefit or protection of the Limited Partners and Unitholders;

     (d) to change the name of the Partnership to any lawful name which they may select;

     (e) to reflect the addition or substitution of Limited
Partners or the reduction of capital accounts upon the return of capital to Partners, including the Assignor Limited Partner on behalf of the Unitholders;

     (f) upon notice to all Limited Partners, (i) to amend the provisions of Article 11: (A) so as to revise the date upon which each Partner's distributive share of Net Income, Net Loss and Distributions of Adjusted Cash from Operations is determined and the period of time over which such distributive share relates, provided that in the opinion of the accountants or counsel to the Partnership, such amended provisions are permissible under applicable Federal and/or state income tax legislation, rules or regulations enacted or promulgated thereunder, or administrative pronouncements or interpretations thereof; and (B) to the minimum extent necessary to take account of any amendments to Section 704 of the Code or the regulations thereunder or any judicial or administrative interpretations thereof; (ii) to take such steps as the General Partners determine are advisable or necessary in order to preserve the tax status of the Partnership as a pass-through entity for federal income tax purposes, including, without limitation, converting to a different form of pass-through entity; and/or (iii) in the event that either (A) the assets of the Partnership would constitute "plan assets" for purposes of ERISA or
(B) the transactions contemplated hereunder would constitute "prohibited transactions" under ERISA or the Code and an exemption for such transactions is not obtainable, or not sought by the General Partners, from the United States Department of Labor, to
(I) restructure the Partnership's activities to the extent necessary to comply with any exemption in any final plan asset regulation adopted by the Department of Labor or to comply with any requirement the Department of Labor might impose as a condition to granting a prohibited transaction exemption, including, but not limited to, discontinuing sales to tax-exempt investors after a given date and/or restructuring the property management activities of the Partnership, and/or (II) terminate the offering of Units or to compel a dissolution and termination of the Partnership. The General Partners are empowered to amend such provisions to the minimum extent they believe necessary in accordance with the advice of accountants and/or counsel to comply with any applicable federal or state legislation, rules, regulations, administrative pronouncements or interpretations and/or judicial interpretations thereof after the date of this Partnership Agreement. Such amendment(s) made by the General Partners in reliance upon the advice of competent accountants or counsel described above shall be deemed to be made pursuant to the fiduciary obligation of the General Partners to the Partnership and Limited Partners or Unitholders, and no such amendment shall give rise to any claim or cause of action by any Limited Partner or Unitholder; and

     15.2.22 to execute, acknowledge and deliver any and all instruments to effectuate the foregoing, and to take all action in connection therewith as the General Partners shall deem necessary or appropriate.

     15.3 Comparison With General Partnership. Except as otherwise provided in this Partnership Agreement or in the Partnership Act, the General Partners shall have all the rights and powers and shall be subject to all the restrictions of a partner in a partnership without limited partners.

     15.4 Limitations. Neither the General Partners nor any
Affiliate shall have the authority to:

     15.4.1 enter into contracts with the Partnership which would bind the Partnership after the removal, adjudication of bankruptcy or insolvency of the last remaining General Partner, or continue the business with Partnership assets after the occurrence of such event;

     15.4.2 grant to them or any Affiliate an exclusive listing for the sale of Partnership assets, including Partnership Properties;

     15.4.3 without the consent of the Unitholders and Limited Partners as provided in Paragraph 16.2.5, sell all or Substantially All of the Assets of the Partnership in a single sale, or in multiple sales in the same twelve-month period, except in the orderly liquidation and winding up of the business of the Partnership upon its termination and dissolution and except in the ordinary course of the business of the Partnership;

     15.4.4 without the consent of the Unitholders and Limited Partners as provided in Paragraph 16.2.6, pledge or encumber all or Substantially All of the Assets of the Partnership at one time, other than in connection with the acquisition or improvement of assets or the refinancing of previous obligations;

     15.4.5 alter the nature of the business of the Partnership as set forth in Article 3;

     15.4.6 receive a rebate or give-up or participate in any reciprocal business arrangement which would enable it or an Affiliate to do so;

     15.4.7 except as provided in this Agreement, sell or lease any Property to any entity in which a General Partner or any Affiliate has an interest;

     15.4.8 except as provided in this Agreement, purchase or lease Property from the Partnership or sell or lease Property to the Partnership;

     15.4.9 purchase Property for the Partnership without first having obtained an appraisal with respect to the value thereof, rendered by an independent appraiser who is a member of a nationally recognized society of appraisers, which appraisal provides that the purchase price of such Property plus any Acquisition Fees paid with respect to such Property by any person equals or is less than the appraised value;

     15.4.10 cause the Partnership to exchange Units or Limited
Partnership Interests for real property;

     15.4.11 make long-term secured or unsecured loans or other permanent financing to the Partnership and on short-term unsecured loans made to the Partnership, receive interest or other financing charges or fees in excess of those amounts which would be charged by unaffiliated third party financing institutions on comparable loans for the same purpose in the same geographic area; as used herein, "long term" or "permanent" financing shall mean financing the principal amount of which is scheduled to be paid over a period of not less than 48 months, and not more than 50% of the principal amount of which is scheduled to be paid during the first 24 months;

     15.4.12 cause the Partnership to finance the purchase of Partnership Property by use of a wraparound note and mortgage ("all-inclusive" note and deed of trust) unless: (a) no General Partner or any Affiliate thereof shall receive interest in excess of that payable to the lender on such underlying encumbrances; (b) all payments on the underlying obligation shall be made by the Partnership or, in the alternative, payments by the Partnership on the wraparound note are made to a third party collecting agent which in turn disburses such payment, first to the holder of such underlying obligation, and thereafter to the holder of the wraparound note; and (c) the Partnership will receive credit on its all-inclusive note for payments made directly on the underlying obligations;

     15.4.13 do any act in contravention of this Agreement or which would make it impossible to carry on the ordinary business of the Partnership;

     15.4.14 confess a judgment against the Partnership in connection with any threatened or pending legal action;

     15.4.15 possess any Partnership Property or assign the rights of the Partnership in specific Partnership Property for other than a Partnership purpose;

     15.4.16 admit a person as a General Partner except as provided in this Agreement;

     15.4.17 perform any act (other than an act required by this Agreement or any act taken in good faith reliance upon counsel's opinion) which would, at the time such act occurred, subject any Limited Partner or Unitholder to liability as a general partner in any jurisdiction;

     15.4.18 reinvest in Property any Adjusted Cash From
Operations;

     15.4.19 invest any of the Gross Proceeds in Properties which are non-income producing except in amounts and upon terms which can be financed by Gross Proceeds or Adjusted Cash From Operations, but in no event shall such investment exceed 10% of the Gross Proceeds;

     15.4.20 receive any insurance brokerage fee or write any insurance policy covering any of the Partnership Properties;

     15.4.21 employ, or permit to employ, the funds or assets of the Partnership in any manner except for the exclusive benefit of the Partnership;

     15.4.22 incur any nonrecourse indebtedness wherein the lender will have or acquire, at any time as a result of making the loan, any direct or indirect interest in the profit, capital or property of the Partnership other than as a secured creditor;

     15.4.23 incur aggregate borrowings of the Partnership in excess of the sum of (a) 60% of the aggregate purchase price as to all Properties which have not been refinanced plus (b) 80% of the aggregate value as determined by the lender as of the date of refinancing as to all Properties which have been refinanced; purchase price for purposes of this Paragraph shall mean the sum of the cash down payment, any Net Proceeds allocated for capital improvements, any mortgage indebtedness on a Property acquired by the Partnership and any Acquisition Fee paid, but does not include loan points, prepaid interest or other prepaid expenses;

     15.4.24 commingle the Partnership funds with those of any other person or entity except that the use of a zero balance or clearing account shall not constitute a commingling of Partnership funds and that funds of the Partnership and funds of other partnerships sponsored by the General Partners or their Affiliates may be held in an account or accounts established and maintained for the purpose of making computerized disbursements and/or short-term investments;

     15.4.25 receive any commission or fee for the placement of mortgage loans or trust deed loans on the Partnership Property or otherwise act as a finance broker on behalf of the Partnership;

     15.4.26 directly or indirectly pay or award any finder's fees, commissions or other compensation to any person engaged by a potential investor for investment advice as an inducement to such advisor to advise the purchaser regarding the purchase of Units; provided, however, that the General Partners shall not be prohibited from paying the normal sales commissions payable to a broker-dealer registered with the NASD;

     15.4.27 operate the Partnership in such a manner as to have the Partnership classified as an "investment company" for purposes of the Investment Company Act of 1940;

     15.4.28 invest any of the Gross Proceeds in mortgages, junior trust deeds or other similar obligations;

     15.4.29 use any of the Gross Proceeds to prepay interest on Partnership mortgages, deeds of trust or other similar obligations; however, the General Partners may cause the Partnership to pay "points" to prospective lenders as a condition to obtaining financing and may cause the Partnership to pay any prepayment penalties incurred by the sellers of Properties acquired by the Partnership;

     15.4.30 cause the Partnership to enter into any agreements with a General Partner or its Affiliates which shall not be subject to termination without penalty by either party upon not more than 60 days' written notice;

     15.4.31 cause the Partnership to lend money to the General
Partners or their Affiliates;

     15.4.32 except as specifically provided in this Agreement, cause the Partnership to invest in or underwrite the securities of other issuers for any purposes;

     15.4.33 (a) cause the Partnership to invest in any program, partnership or other venture unless: (i) it is a general partnership or a joint venture; (ii) such general partnership or joint venture owns and operates a particular Property and the Partnership acquires the controlling interest in such entity; (iii) the Partnership, as a result of the form of such ownership of a Property, is not charged directly or indirectly, more than once for the same service; (iv) the agreement of partnership or joint venture does not authorize the Partnership to do anything as a partner or joint venturer with respect to the Property which the Partnership or a General Partner could not do directly because of the policies set forth in this Partnership Agreement; and (v) the General Partners and the Affiliates of a General Partner are prohibited from receiving any compensation, fees or expenses which are not permitted to be paid under the terms of this Agreement; or

     (b) Notwithstanding Paragraph 15.4.33(a), the Partnership shall be permitted to invest in joint venture arrangements with programs that are Affiliates of the Partnership if all of the following conditions are met: (i) such affiliated program has investment objectives and policies substantially identical to those of the Partnership; (ii) there are no duplicative property management or other fees; (iii) the compensation of the General Partners and sponsor of such affiliated program is substantially identical; (iv) the Partnership has a right of first refusal to buy the affiliated program's interest in the joint venture if such affiliated program wishes to sell property held in the joint venture; and (v) the investment of the Partnership and the affiliated program in the joint venture is on substantially the same terms and conditions (although not necessarily the same percentage).

     15.5 No Personal Liability. The General Partners shall have no personal liability for the repayment of the Original Invested Capital of any Limited Partner or Unitholder or to repay the Partnership any portion or all of any negative balance in their capital accounts, except as otherwise provided in Paragraph 5.3.

     15.6 Notice of Limitation of Liability. Each of the General Partners shall at all times conduct its or his affairs and the affairs of the Partnership and all of its Affiliates in such a manner that neither the Partnership, any Partner, any Unitholder, nor any Affiliate thereof will have any personal liability under any mortgage on any of the Partnership Properties or make any guaranty thereof, unless, in the opinion of the General Partners, it would be in the best interest of the Limited Partners and Unitholders for the General Partners to be personally liable on recourse liabilities or to make such guaranties. The General Partners shall use their best efforts, in the conduct of the Partnership's business, to put all suppliers and other persons with whom the Partnership does business on notice that the Limited Partners and Unitholders are not liable for Partnership obligations and all agreements to which the Partnership is a party shall include a statement to the effect that the Partnership is a limited partnership organized under the Partnership Act; however, the General Partners shall not be liable to the Limited Partners and Unitholders for any failure to give such notice to such suppliers or other persons.

     15.7 Notice of Withdrawal of General Partner. Following the receipt by a General Partner of written notice of the proposed retirement or withdrawal of any other General Partner, the remaining General Partner(s) shall promptly send written notice of such retirement or withdrawal to the Limited Partners and Unitholders.

     15.8 Accounting Matters. The General Partners shall make all decisions as to accounting matters in connection with the accounting methods adopted by the Partnership in accordance with generally accepted accounting principles and procedures applied on a consistent basis. The General Partners may rely on the Partnership's independent certified public accountants to determine whether such decisions are in accordance with generally accepted accounting principles.

     15.9 Tax Matters Partner. The Individual General Partner is designated as the "Tax Matters Partner" in accordance with Section 6231(a)(7) of the Code and, in connection therewith and in addition to all other powers given thereunder, shall have all other powers needed to perform fully hereunder including, without limitation, the power to retain all attorneys and accountants of its choice and the right to manage administrative tax proceedings conducted at the Partnership level by the Internal Revenue Service with respect to Partnership matters. In the event the Individual General Partner fails to make a required tax related filing and/or make a tax related filing by the applicable due date then the Corporate General Partner shall have the right, in its sole discretion, to assume the responsibilities of the Tax Matters Partner and prepare and file the necessary tax-related documents. Any Partner has the right to participate in such administrative proceedings relating to the determination of partnership items at the Partnership level.

     15.10 Investment in Properties. In accordance with the provisions of the Statement of Policy Regarding Real Estate Programs adopted by North American Securities Administrators Association, Inc. on October 2, 1985, effective January 1, 1986, the General Partners shall commit to Investment in Properties a percentage of Gross Proceeds at least equal to 85% of Gross Proceeds.

     15.11 Designated Organizer and Designated Person. The Individual General Partner shall be the "designated organizer" of the Partnership and the "designated person" for maintaining lists of investors in the Partnership, and shall take such actions as shall be required to register timely the Partnership and to maintain lists of investors in the Partnership.

16. RIGHTS AND POWERS OF THE LIMITED PARTNERS AND UNITHOLDERS

     16.1 Control. Limited Partners and Unitholders shall not take part in or interfere in any manner with the control, conduct or operation of the Partnership and shall have no right or authority to act for or bind the Partnership.

     16.2 Voting Rights. Limited Partners and Unitholders considered together as a class shall have the right, by Majority
Vote, to vote only upon the following matters affecting the basic structure of the Partnership:

     16.2.1 removal of a General Partner;

     16.2.2 the election of a successor General Partner and continuation of the Partnership's business, as described in Paragraph 19.1.1 of this Agreement;

     16.2.3 termination and dissolution of the Partnership pursuant to Article 19;

     16.2.4 amendment of this Agreement, provided such amendment is not for any of the purposes set forth in Paragraphs 15.2.20 or 15.2.21;

     16.2.5 sale of all or Substantially All of the Assets of the Partnership in a single sale, or in multiple sales in the same twelve-month period, except in the liquidation and winding up of the business of the Partnership upon its termination and dissolution and except in the ordinary course of the business of the Partnership;

     16.2.6 pledge or encumbrance of all or Substantially All of the Assets of the Partnership at one time, other than in connection with the acquisition or improvement of assets, initial financing of a Partnership Property, or the refinancing of previous obligations;

     16.2.7 extension of the term of the Partnership;

     16.2.8 assignment of a General Partner's interest in the Partnership, subject to the provisions of Paragraph 17.6; and

     16.2.9 material changes in the four primary investment objectives and policies of the Partnership.

     16.3 Meetings. The General Partners may at any time call a meeting with the Limited Partners and Unitholders or for a vote, without a meeting, of the Limited Partners and Unitholders on matters on which they are entitled to vote, and shall call for such meeting or vote following receipt of written request therefor of Limited Partners and Unitholders considered together as a class holding 10% or more of the outstanding Limited Partnership Interests and Units taken as a whole held by all Limited Partners and Unitholders as of the date of receipt of such written request ("notice date"). Within 10 days of such notice date, the General Partners shall notify all Limited Partners and Unitholders of record as of the notice date as to the time and place of the Partnership meeting, if called, the general nature of the business to be transacted thereat, or if no such meeting has been called, of the matters to be voted upon and the date upon which the votes will be counted, which date in either case shall not be less than 10 nor more than 60 days after the notice date. All expenses of the voting and such notification shall be borne by the Partnership. If a meeting is adjourned to another place or time, and if an announcement of the adjournment of time or place is made at the meeting, it shall not be necessary to give any notice of the adjourned meeting. The presence in person or by proxy of a majority in interest of the Limited Partners and Unitholders considered together as a class shall constitute a quorum at all meetings of the Limited Partners and Unitholders, provided, however, that if there be no such quorum, holders of a majority in interest of the Limited Partners and Unitholders considered together as a class so present or so represented may adjourn the meeting from time to time without further notice, until a quorum shall have been obtained. No notice of the time, place or purpose of any meeting of Limited Partners and Unitholders need be given to any Limited Partner or Unitholder who attends in person or is represented by proxy, except for a Limited Partner or Unitholder attending a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business on the ground that the meeting is not lawfully called or convened, or to any Limited Partner or Unitholder entitled to such notice who, in writing, executed and filed with the records of the meeting, either before or after the time thereof, waives such notice.

     16.4  Voting Procedures.

     16.4.1 A Limited Partner who is entitled to vote shall be entitled to cast one vote for each Limited Partner Interest which he owns, and a Unitholder who is entitled to vote shall be entitled to cast one vote for each Unit which he owns in accordance with Paragraph 16.4.2: (a) at a meeting, in person, by written proxy or by a signed writing directing the manner in which he desires that his vote be cast, which writing must be received by the General Partners prior to such meeting, or (b) without a meeting, by a signed writing directing the manner in which he desires that his vote be cast, which writing must be received by the General Partners prior to the date upon which the votes of Limited Partners and Unitholders are to be counted. Only the votes of Limited Partners and Unitholders of record on the notice date, whether at a meeting or otherwise, shall be counted. No General Partner shall be entitled to vote unless he or it owns Units or Limited Partnership Interests and then only to the extent of the Units or Limited Partnership Interests owned by such General Partners.

     16.4.2 A Unitholder shall be entitled to cast one vote for each Unit that he owns only by giving a proxy to the Assignor Limited Partner to vote, and the Assignor Limited Partner shall vote as proxy for such Unitholder, the number of Limited Partnership Interests equal to the number of Units that such Unitholder owns. The Assignor Limited Partner shall only vote the

Limited Partnership Interests held by it in accordance with, and to the extent of, written instructions received from the Unitholders.

     16.4.3 The laws of the State of Delaware pertaining to the validity and use of corporate proxies shall govern the validity and use of proxies given by Limited Partners and Unitholders. At each meeting of Limited Partners and Unitholders, the General Partners shall appoint such officers and adopt such rules for the conduct of such meeting as the General Partners shall deem appropriate. In connection with each meeting or vote without a meeting of the Limited Partners and Unitholders, the Partnership shall provide for proxies or written consents which specify a choice between approval and disapproval of each matter to be acted upon at the meeting or by vote without a meeting. For purposes of obtaining a written vote under this Partnership Agreement, the General Partners may require a written response within a specified time, but not less than 10 days nor more than 60 days.

     16.5 Limitations. No Limited Partner, including the Assignor Limited Partner on behalf of the Unitholders, shall have the right or power to: (a) withdraw or reduce his contribution to the capital of the Partnership except as a result of the dissolution of the Partnership or as otherwise provided by law, (b) bring an action for partition against the Partnership, (c) cause the termination and dissolution of the Partnership by court decree or otherwise, except as set forth in this Agreement or as provided by law, or (d) demand or receive property other than cash in return for his contribution. No Limited Partner, except the original Limited Partner, shall have priority over any other Limited Partner either as to the return of contributions of capital or as to Net Income, Net Loss or Distributions. Other than upon the termination and dissolution of the Partnership as provided by this Agreement, and except as otherwise provided by this Agreement, there has been no time agreed upon when the contribution of each Limited Partner may be returned.

17.  WITHDRAWAL, REMOVAL, BANKRUPTCY OR DISSOLUTION OF A GENERAL
     PARTNER AND TRANSFER OF A GENERAL PARTNER'S INTEREST

     17.1 Removal. A General Partner may be removed as a General Partner of the Partnership upon a Majority Vote. Written notice of the removal of a General Partner shall be served upon him either by certified or registered mail, return receipt requested, or by personal service. Such notice shall set forth the date upon which the removal is to become effective.

     17.2 Voluntary Withdrawal. Except as otherwise provided in Paragraph 17.3, a General Partner may withdraw from the Partnership, provided (a) there has been 60 days' prior written notice to the Limited Partners of such withdrawal, (b) the remaining General Partner(s), in its sole discretion, consents to such withdrawal and (c) the Partnership receives an opinion of counsel to the Partnership to the effect that upon such withdrawal the Partnership will not be classified as an entity taxable as a corporation for federal income tax purposes.

     17.3 Involuntary Withdrawal. A General Partner shall be deemed to have withdrawn (an "involuntary withdrawal") from the Partnership upon the adjudication of bankruptcy of a General Partner, dissolution or other cessation to exist of a corporate General Partner or the insolvency or death of an individual General Partner. Until the dissolution of the Partnership, no General Partner shall take any voluntary steps to dissolve itself.

     17.4 Purchase Price. Upon the removal or voluntary or involuntary withdrawal of a General Partner (the "Terminated Partner") pursuant to Paragraphs 17.1, 17.2 or 17.3, respectively, the Partnership shall purchase its interest in the Partnership by issuing to the Terminated Partner a noninterest bearing obligation to pay the Terminated Partner's interest in the Net Income, Net Loss and Distributions as set forth in this Agreement payable, if at all, at such time as such Net Income, Net Loss or Distributions would otherwise be allocated or paid to the Terminated Partner if it had remained a General Partner; provided, however that if the Terminated Partner is removed as a result of a breach of its fiduciary duty to the Partnership, the Terminated Partner shall be entitled to allocation and payment of only 50% of the foregoing obligation. The Terminated Partner shall, upon giving five days written notice to the non-terminated General Partner, have the right at any time to sell its noninterest bearing obligation to a third party.

     17.5 Limitation on Merger or Reorganization of Corporate General Partner; No Assignment. The Corporate General Partner shall not enter into a merger, reorganization or consolidation into or with any corporation or other entity, or the transfer of all the capital stock of the Corporate General Partner and the assumption of the rights and duties of the Corporate General Partner by, in the case of a merger, reorganization or consolidation, the surviving corporation or other entity without obtaining the written consent of the Individual General Partner which consent shall not be unreasonably withheld; provided, however that nothing in this Agreement shall be deemed to prevent the parent of the Corporate General Partner from merging, reorganizing, consolidating, transferring its capital stock or otherwise causing a transfer or change of control. Each General Partner's interest in the Partnership as a General Partner shall not be assignable, except as described in this Paragraph 17.5, without a Majority Vote. Any entity to which the entire interest of each General Partner in the Partnership is assigned in compliance with this Paragraph 17.5 shall be substituted by the General Partners by the filing of appropriate amendments to this Agreement and any separate certificate of limited partnership in its stead as a General Partner of the Partnership. The foregoing notwithstanding, the

General Partners may at any time assign their respective right to receive the Partnership Management Fee or Subordinated Incentive Fee without the consent of any other Partner, although any such assignment shall not relieve the General Partners of their obligation to render services for which such fees are payable.

     17.6 Additional General Partners. One or more additional General Partners may be admitted to the Partnership by agreement of both General Partners, from time to time, in the discretion of the General Partners; however, successor General Partners may be elected only pursuant to, and as described in, the provisions of Paragraphs 16.2.2 and 19.1.1 of this Partnership Agreement. In such event, the aggregate interest of the General Partners in Partnership Net Income, Net Loss and Distributions shall be apportioned among the General Partners in such manner as the General Partners shall agree.

18. CERTAIN TRANSACTIONS

     The General Partners, any Limited Partner or Unitholder, any Affiliate, any shareholder, officer, director, partner or employee thereof, or any person owning a legal or beneficial interest therein, may engage in or possess an interest in any other business or venture of every nature and description, independently or with others including, but not limited to, the ownership, financing, leasing, operation, management, brokerage and development of real property. Except as described in the Prospectus, neither the General Partners nor their Affiliates shall be obligated to present to the Partnership any particular investment opportunity, even if such opportunity is of such character that the Partnership could take it if such opportunity were presented to the Partnership, and each General Partner and Affiliate shall have the right to take for its own account (individually or otherwise) or to recommend to others any such investment opportunity.

19. TERMINATION AND DISSOLUTION OF THE PARTNERSHIP

     19.1 Terminating Events. The Partnership shall be terminated and dissolved upon the earliest to occur of the following:

     19.1.1 the withdrawal, removal, adjudication of bankruptcy or insolvency of a General Partner, dissolution or other cessation to exist as a legal entity of a corporate General Partner, or the death of an individual General Partner unless (i) the remaining General Partner(s), within 90 days of the date of such event, elects to continue the business of the Partnership, or (ii) if there is no remaining General Partner, the Limited Partners and Unitholders by Majority Vote, within 90 days of the date of such event, elect to continue the business of the Partnership, in a reconstituted form if necessary, and elect a successor General

Partner (expenses incurred in reformation, or attempted reformation, of the Partnership shall be deemed expenses of the Partnership);

     19.1.2 a Majority Vote in favor of dissolution and termination of the Partnership;

     19.1.3 the expiration of the term of the Partnership;

     19.1.4 the Sale or Disposition of all interests in Properties and other assets of the Partnership and the receipt of the final cash payment of the purchase price of all such Properties and assets; or

     19.1.5 the election by the General Partners to dissolve and terminate the Partnership (after consulting with Partnership counsel), without the consent of any Limited Partner or Unitholder, in the event that either (i) the Partnership's assets constitute "plan assets," as such term is defined for purposes of ERISA, or
(ii) any of the transactions contemplated under this Agreement constitutes a "prohibited transaction" under ERISA and no exemption for such transaction is obtainable from the United States Department of Labor or the General Partners determine not to seek such an exemption.

     19.2 Liquidation and Distribution of Assets. Upon a dissolution and termination of the Partnership for any reason, the General Partners shall take full account of the Partnership's assets and liabilities, shall liquidate the assets as promptly as is consistent with obtaining the fair value thereof, and shall apply and distribute the proceeds therefrom in the following order:

     19.2.1 first, to the payment of third-party creditors of the Partnership, but excluding secured creditors whose obligations will be assumed or otherwise transferred on the liquidation of Partnership assets;

     19.2.2 second, to the repayment of any outstanding loan made by the General Partners to the Partnership in accordance with
Article 15; and

     19.2.3 third, to the General Partners and Limited Partners, including the Assignor Limited Partner on behalf of the Unitholders, pursuant to the provisions of Paragraph 11.5 of this Partnership Agreement.

     Notwithstanding anything to the contrary, the General Partners have the right to defer liquidation if, in the opinion of the General Partners, the sale of Partnership assets in liquidation would result in a material under realization on the Partnership's assets.

20. SPECIAL POWER OF ATTORNEY

     20.1 Grant of Power of Attorney. By executing and/or adopting this Partnership Agreement, each Limited Partner (including the Assignor Limited Partner on behalf of the Unitholders who by purchase of the Units and acceptance of the confirmation of such purchase have authorized the Assignor Limited Partner to act on their behalf) is hereby granting to each of the General Partners, with full power of substitution, a special power of attorney irrevocably making, constituting and appointing each General Partner as the attorney-in-fact for such Limited Partner, with power and authority to act in his name and on his behalf to execute, acknowledge and swear to in the execution, acknowledgement and filing of documents, which shall include, by way of illustration but not of limitation, the following:

     20.1.1 this Agreement, any separate certificate of limited partnership, as well as any amendment to or restatement of the foregoing which, under the laws of the State of Delaware or the laws of any other state, are required to be filed or which the General Partners deem to be advisable to file;

     20.1.2 any other instrument or document which may be required to be filed by the Partnership under the laws of any state or by any governmental agency or which the General Partners deem advisable to file; and

     20.1.3 any instrument or document which may be required to effect the continuation of the Partnership for a period not in excess of the term set forth in Article 4, the admission of any additional or substituted Limited Partner or the dissolution and termination of the Partnership (provided such continuation, admission or dissolution and termination are in accordance with the terms of this Agreement), or to reflect any reduction in amount of contributions of Partners.

     20.2 Character of Power of Attorney. The special power of attorney being hereby granted by each Limited Partner (including the Assignor Limited Partner on behalf of the Unitholders who by purchase of the Units have authorized the Assignor Limited Partner to act on their behalf):

     20.2.1 is a special power of attorney coupled with an interest, is irrevocable, shall survive the death or legal incapacity of the granting Limited Partner, and is limited to those matters herein set forth;

     20.2.2 may be exercised by either General Partner acting alone for each Limited Partner by a facsimile signature of the General Partner or by one of its officers, or by listing all of the Limited Partners executing any instrument with a signature of the General Partner or one of its officers acting as its attorney-in-fact; and

     20.2.3 shall survive an assignment by a Limited Partner of all or any portion of his Limited Partnership Interests (including the assignment of Limited Partnership Interests by the Assignor Limited Partner to the Unitholders) except that, where the assignee of the Limited Partnership Interests owned by a Limited Partner has been approved by either General Partner for admission to the Partnership as a substituted Limited Partner, the special power of attorney shall survive assignment for the sole purpose of enabling either General Partner to execute, acknowledge and file any instrument or document necessary to effect such substitution.

21. INDEMNIFICATION

     21.1 Agreement to Indemnify. To the maximum extent permitted by law, the Partnership, its receiver or its trustee, shall indemnify, save harmless and pay all judgments and claims against the Sponsor and the Assignor Limited Partner from any liability, loss or damage incurred by them or by the Partnership by reason of any act performed or omitted to be performed by them in connection with the business of the Partnership, including costs and attorneys' fees (which attorneys' fees may be paid as incurred) and any amount expended in the settlement of any claim of liability, loss or damage; provided that (i) if such liability, loss or claim arises out of any action or inaction of the Assignor Limited Partner, the Assignor Limited Partner was not guilty of fraud, negligence or misconduct; (ii) if such liability, loss, or claim arises out of any action or inaction of employees, subsidiaries or affiliated assigns of the Sponsor or the Assignor Limited Partner, such actions or inactions must have occurred while such parties were engaged in activities which could have been engaged in by a General Partner in its capacity as such; (iii) if such liability, loss or damage arises out of any action or inaction of the General Partners, it did not constitute negligence or misconduct by the General Partners and all of the General Partners must have determined, in good faith, that such course of conduct was in or not opposed to the best interests of the Partnership; and (iv) any such indemnification shall be recoverable only from the assets of the Partnership and not from the assets of the Limited Partners or Unitholders. All judgments against the Partnership and the Sponsor or Assignor Limited Partner, wherein such person is entitled to indemnification, must first be satisfied from Partnership assets before such General Partner is responsible for these obligations. Nothing contained herein shall constitute a waiver by any Limited Partner or Unitholder of any right which he may have against any party under federal or state securities laws.

     21.2 Limitations. Notwithstanding Paragraph 21.1, neither the Sponsor nor the Assignor Limited Partner shall be indemnified pursuant to Paragraph 21.1 from any liability, loss or damage incurred by them in connection with (i) any claim or settlement involving allegations that the Securities Act of 1933 or state securities laws were violated by the Sponsor or the Assignor

Limited Partner unless: (a) the Sponsor and/or the Assignor Limited Partner seeking indemnification is successful in defending such action; and (b) such indemnification is specifically approved by a court of competent jurisdiction which shall have been advised as to the current position of the Securities and Exchange Commission and, if Units are offered and/or sold in California, the California Commissioner of Corporations regarding indemnification for violations of securities law, or (ii) any liability imposed by law, including liability for negligence or misconduct.

22. MISCELLANEOUS

     22.1 Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute one Partnership Agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

     22.2 Binding Provisions. The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the respective Partners and Unitholders.

     22.3 Severability. In the event any sentence or paragraph of this Agreement is declared by a court of competent jurisdiction to be void, such sentence or paragraph shall be deemed severed from the remainder of this Agreement and the balance of this Agreement shall remain in effect.

     22.4 Notice. All notices under this Agreement shall be in writing and shall be given to the person entitled thereto, by personal service or by mail, posted to the address maintained by the Partnership for such person or at such other address as he may specify in writing.

     22.5 Headings. Paragraph titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement nor the intent of any provision hereof.

     22.6 Meanings. Whenever required by the context hereof, the singular shall include the plural, and vice-versa; the masculine gender shall include the feminine and neuter genders, and vice-versa; and the word "person" shall include a corporation, partnership, firm or other form of association.

     22.7 List of Partners. The names, business or residence addresses and capital contributions of the Partners are set forth on Exhibit I attached hereto, which exhibit shall be maintained at the principal place of business of the Partnership.

     22.8 Governing Law. Notwithstanding the place where this Partnership Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the internal laws, and not the laws pertaining to conflicts or choice of law, of the State of Delaware and that the Partnership Act as now adopted and as hereafter amended shall govern the partnership aspects of this Partnership Agreement.

     22.9 Other Jurisdiction. In the event the business of the Partnership is carried on or conducted in states in addition to the State of Delaware, then the parties agree that the Partnership shall be qualified under the laws of each state in which business is actually conducted by the Partnership, and they severally agree to execute such other and further documents as may be required or requested in order that the General Partners legally may qualify the Partnership in such states. The power of attorney granted to each General Partner by each Limited Partner (including the Assignor Limited Partner on behalf of the Unitholders) in Article 20 shall constitute the authority of the General Partners to perform the ministerial duty of qualifying the Partnership under the laws of any state in which it is necessary to file documents or instruments of qualification. A Partnership office or principal place of business in any state may be designated from time to time by the General Partners.

     22.10 Power to Reconstitute. In the event that the State of Delaware amends the Partnership Act in any manner which precludes the Partnership, at any time, from obtaining an opinion of tax counsel to the effect that the Partnership will be treated as a partnership for federal income tax purposes and not as an association taxable as a corporation, then the General Partners may, in their sole discretion, reconstitute the Partnership under the laws of another state.




           [Remainder of Page Left Intentionally Blank]

                              GENERAL PARTNERS:

                              CORPORATE GENERAL PARTNER:

                              1345 REALTY CORPORATION



                              By: /s/ Robert F. Gossett, Jr.
                                   Robert F. Gossett, Jr.,
                                   President

                              INDIVIDUAL GENERAL PARTNER:



                                  /s/ Robert F. Gossett, Jr.
                                   Robert F. Gossett, Jr.

                              ASSIGNOR LIMITED PARTNER:

                              SB DEPOSITARY CORP.


                              By: /s/ Robert F. Gossett, Jr.
                                   Robert F. Gossett, Jr.,
                                   President

                           EXHIBIT I


              CORPORATE REALTY INCOME FUND I, L.P.

                         GENERAL PARTNERS

NAME AND ADDRESS                              CAPITAL CONTRIBUTION

1345 Realty Corporation
406 East 85th Street
New York, New York  10028 . . . . . . . . . .      $800.00

Robert F. Gossett, Jr.
406 East 85th Street
New York, New York  10028 . . . . . . . . . .      $200.00






                    ASSIGNOR LIMITED PARTNER


SB Depositary Corp.
406 East 85th Street
New York, New York  10028 . . . . . . . . . .     $80,000,000.00